Exhibit 10

J.P.Morgan
CREDIT AGREEMENT
DATED AS OF JANUARY 31, 2012
AMONG
ACUITY BRANDS, INC.,
ACUITY BRANDS LIGHTING, INC.
THE SUBSIDIARY BORROWERS
FROM TIME TO TIME PARTIES HERETO,
THE LENDERS FROM TIME TO TIME PARTIES HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent
and
BANK OF AMERICA, N.A., BRANCH BANKING & TRUST COMPANY and
KEYBANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC and WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners and Joint Lead Arrangers

i

	2.21.5 Administration; Reimbursement by Lenders	33
	2.21.6 Reimbursement by the Borrowers	34
	2.21.7 Obligations Absolute	34
	2.21.8 Actions of LC Issuers	35
	2.21.9 Indemnification	35
	2.21.10 Lenders' Indemnification	36
	2.21.11 Facility LC Collateral Account	36
	2.21.12 Rights as a Lender	36
2.22.	Subsidiary Borrowers	37
2.23.	Increase of Commitments	37
2.24.	Interest	39
2.25.	Judgment Currency	40
2.26.	Market Disruption	40
2.27.	Defaulting Lenders	41

ARTICLE III	YIELD PROTECTION; TAXES	42
3.1.	Yield Protection	42
3.2.	Changes in Capital Adequacy Regulations	43
3.3.	Availability of Types of Advances	43
3.4.	Funding Indemnification	44
3.5.	Taxes	44
3.6.	Lender Statements; Survival of Indemnity	46
3.7.	Mitigation of Obligations	47

ARTICLE IV	CONDITIONS PRECEDENT	47
4.1.	Effectiveness of Agreement	47
4.2.	Each Credit Extension	48
4.3.	Initial Advance to Each New Subsidiary Borrower	49

ARTICLE V	REPRESENTATIONS AND WARRANTIES	50
5.1.	Existence and Standing	50
5.2.	Authorization and Validity	50
5.3.	No Conflict; Government Consent	50
5.4.	Financial Statements	50
5.5.	Material Adverse Change	51
5.6.	Taxes	51
5.7.	Litigation and Contingent Obligations	51
5.8.	Subsidiaries	51
5.9.	Accuracy of Information	51
5.10.	Regulation U	51
5.11.	Material Agreements	51
5.12.	Compliance With Laws	52
5.13.	Ownership of Properties	52
5.14.	ERISA; Foreign Pension Matters	52
5.15.	Plan Assets; Prohibited Transactions	52
5.16.	Environmental Matters	52
5.17.	Investment Company Act	53
5.18.	Insurance	53
5.19.	Solvency	53
5.20.	Patriot Act	53

ARTICLE VI	COVENANTS	53
6.1.	Reporting	53
6.2.	Use of Proceeds	55
6.3.	Notice of Default	55
6.4.	Conduct of Business	55
6.5.	Taxes	55
6.6.	Insurance	55
6.7.	Compliance with Laws; Maintenance of Plans	55
6.8.	Maintenance of Properties	56
6.9.	Inspection; Keeping of Books and Records	56
6.10.	Addition of Guarantors; Pledge of Capital Stock	56
	6.10.1 Addition of Guarantors	56
	6.10.2 Pledge of Capital Stock	57
6.11.	Subsidiary Indebtedness	57
6.12.	Consolidations and Mergers; Permitted Acquisitions	58
	6.12.1 Consolidations and Mergers	58
	6.12.2 Permitted Acquisitions	58
6.13.	Liens	59
6.14.	Transactions with Affiliates	60
6.15.	Swap Agreements	61
6.16.	ERISA	61
6.17.	Environmental Compliance	61
6.18.	Financial Covenants	61
	6.18.1 Maximum Leverage Ratio	61
	6.18.2 Minimum Interest Expense Coverage Ratio	61

ARTICLE VII	DEFAULTS	62
7.1.	Breach of Representations or Warranties	62
7.2.	Failure to Make Payments When Due	62
7.3.	Breach of Covenants	62
7.4.	Other Breaches	62
7.5.	Default as to Other Indebtedness	62
7.6.	Voluntary Bankruptcy; Appointment of Receiver; Etc.	63
7.7.	Involuntary Bankruptcy; Appointment of Receiver; Etc.	63
7.8.	Judgments	63
7.9.	Unfunded Liabilities	63
7.10.	Other ERISA Liabilities	63
7.11.	Environmental Matters	63
7.12.	Change in Control	64
7.13.	Receivables Purchase Document Events	64
7.14.	Guarantor Revocation; Failure of Loan Documents	64

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	64
8.1.	Acceleration	64
8.2.	Amendments	65
8.3.	Preservation of Rights	66

ARTICLE IX	JOINT AND SEVERAL OBLIGATIONS	66
9.1.	Joint and Several Liability	66
9.2.	Primary Obligation; Waiver of Marshalling	66
9.3.	Financial Condition of Obligors	67

9.4.	Continuing Liability	67
9.5.	Additional Waivers	67
9.6.	Settlements or Releases	67
9.7.	No Election	68
9.8.	Joint Loan Account	68
9.9.	Apportionment of Proceeds of Loans	68
9.10.	The Administrative Agent, Lenders and LC Issuers Held Harmless	68
9.11.	Obligors' Integrated Operations	68

ARTICLE X	GENERAL PROVISIONS	69
10.1.	Survival of Representations	69
10.2.	Governmental Regulation	69
10.3.	Headings	69
10.4.	Entire Agreement	69
10.5.	Several Obligations; Benefits of this Agreement	69
10.6.	Expenses; Indemnification	69
10.7.	Numbers of Documents	70
10.8.	Accounting	70
10.9.	Severability of Provisions	71
10.10.	Nonliability of Lenders	71
10.11.	Confidentiality	71
10.12.	Lenders Not Utilizing Plan Assets	72
10.13.	Nonreliance	72
10.14.	Disclosure	72
10.15.	Subordination of Intercompany Indebtedness	72
10.16.	No Advisory or Fiduciary Responsibility	73
10.17.	USA PATRIOT ACT NOTIFICATION	73

ARTICLE XI	THE AGENTS	74
11.1.	Appointment; Nature of Relationship	74
11.2.	Powers	74
11.3.	General Immunity	74
11.4.	No Responsibility for Loans, Recitals, etc.	74
11.5.	Action on Instructions of Lenders	75
11.6.	Employment of Agents and Counsel	75
11.7.	Reliance on Documents; Counsel	75
11.8.	Agents' Reimbursement and Indemnification	75
11.9.	Notice of Default	76
11.10.	Rights as a Lender	76
11.11.	Lender Credit Decision	76
11.12.	Successor Administrative Agent	76
11.13.	Agent and JPMS Fees	77
11.14.	Delegation to Affiliates	77
11.15.	Release of Guarantors	77
11.16.	Authority with Respect to Pledge Agreements	78
	11.16.1 Authority to Enter into Pledge Agreements	78
	11.16.2 Authority to Release Pledged Equity	78
	11.16.3 Pledge of Capital Stock of Quebec Subsidiary	78
	11.16.4 Pledge of Capital Stock of Dutch Subsidiary	79
	11.16.5 Pledge of Capital Stock of German Subsidiary	79

ARTICLE 12	SETOFF; RATABLE PAYMENTS	79
12.1.	Setoff	79
12.2.	Ratable Payments	80

ARTICLE XIII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	80
13.1.	Successors and Assigns	80
13.2.	Participations	80
	13.2.1 Permitted Participants; Effect	80
	13.2.2 Voting Rights	81
	13.2.3 Benefit of Certain Provisions	81
13.3.	Assignments	81
	13.3.1 Permitted Assignments	81
	13.3.2 Consents	82
	13.3.3 Effect; Effective Date	82
	13.3.4 The Register	82
13.4.	Dissemination of Information	83
13.5.	Tax Treatment	83

ARTICLE XIV	NOTICES	83
14.1.	Notices	83
14.2.	Electronic Communications	83
14.3.	Change of Address	84

ARTICLE XV	COUNTERPARTS	84

ARTICLE XVI	CHOICE OF LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF VENUE, FORUM AND JURY TRIAL	84
16.1.	CHOICE OF LAW	84
16.2.	CONSENT TO JURISDICTION	84
16.3.	SERVICE OF PROCESS	84
16.4.	WAIVER OF VENUE AND FORUM	85
16.5.	WAIVER OF JURY TRIAL	86

v

EXHIBITS
Exhibit A    -    Form of Opinion Letter
Exhibit B    -    Form of Compliance Certificate
Exhibit C    -    Form of Assignment Agreement
Exhibit D    -    [Intentionally Omitted]
Exhibit E    -    Form of Promissory Note (if requested)
Exhibit F    -    List of Closing Documents
Exhibit G    -    Form of Guaranty
Exhibit H    -    Form of Assumption Letter
Exhibit I    -    Form of Commitment and Acceptance
SCHEDULES
Pricing Schedule
Commitment Schedule
Schedule 2.2        Mandatory Cost
Schedule 2.21    -    Transitional Letters of Credit
Schedule 5.5    -    Certain Disclosures
Schedule 5.8    -    Subsidiaries
Schedule 5.16    -    Environmental Matters
Schedule 6.11    -    Existing Indebtedness
Schedule 6.13    -    Existing Liens

CREDIT AGREEMENT
This Credit Agreement, dated as of January 31, 2012, is among ACUITY BRANDS, INC., a Delaware corporation, ACUITY BRANDS LIGHTING, INC., a Delaware corporation, and one or more Subsidiary Borrowers from time to time parties hereto (whether now existing or hereafter formed), the institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or an assignment pursuant to Section 13.3), JPMORGAN CHASE BANK, N.A., as Swing Line Lender, LC Issuer and Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and Bank of America, N.A., Branch Banking & Trust Company and KeyBank National Association, as Co-Documentation Agents. The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1.    Certain Defined Terms. As used in this Agreement:
“ABL” means Acuity Brands Lighting, Inc., a Delaware corporation, and its permitted successors and assigns (including, without limitation, a debtor-in-possession on its behalf).
“Accounting Changes” is defined in Section 10.8 hereof.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires from one or more Persons (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership, limited liability company or any Person.
“Administrative Agent” means JPMorgan (including its branches and affiliates) in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent, completed by a Lender with a copy to ABL (upon request).
“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.
“Agent” means any of the Administrative Agent, the Syndication Agent or a Co-Documentation Agent, as appropriate, and “Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Commitment is Two Hundred Fifty Million and 00/100 Dollars ($250,000,000).
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.
“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Canadian Dollars, (iv) Pounds Sterling, and (v) any other currency that is (x) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) available in the London interbank deposit market and (z) agreed to by the Administrative Agent and each of the Lenders.
“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.
“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4; provided, however, that except as provided in Section 10.8, with respect to all terms of an accounting or financial nature used herein, and all computations of amounts and ratios referred to herein, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4 hereof.
“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum and (iii) the Eurocurrency Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum, provided that, for the avoidance of doubt, such Eurocurrency Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service or any successor to or substitute for such service) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.
“Applicable Facility Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to Eurocurrency Advances and Floating Rate Advances at any time, the percentage rate per annum which is applicable at such time with respect to Eurocurrency Advances or Floating Rate Advances, as applicable, as set forth in the Pricing Schedule.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC in its capacity as a Joint Bookrunner and a Joint Lead Arranger for the loan transaction evidenced by this Agreement.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignment Agreement” is defined in Section 13.3.1.
“Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Administrative Agent and the Lenders, and acknowledged by the Administrative Agent, in substantially the form of Exhibit H hereto, pursuant to which such Subsidiary agrees to become a “Subsidiary Borrower” and agrees to be bound by the terms and conditions hereof.
“Authorized Officer” means any of the chief executive officer, president, chief operating officer, chief financial officer, or treasurer of the Company, acting singly.
“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.
“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary with any Lender or any Lender's Affiliates in connection with Banking Services.
“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary owed to any Lender or any Lender's Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means, as applicable, any of ABL or any of the Subsidiary Borrowers, together with their respective permitted successors and assigns, and “Borrowers” means, collectively, ABL and the Subsidiary Borrowers.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.9.1.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Agreed Currencies in the London interbank market or the principal financial center of the country in which payment or purchase of such Agreed Currency can be made (and, if the Advances or the payment under a Facility LC which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).
“Buying Lender” is defined in Section 2.23(ii).
“Canadian Dollars” means the lawful currency of Canada.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of thirty five percent (35%) or more of the outstanding shares of voting stock of the Company; (ii) the majority of the Board of Directors of the Company fails to consist of Continuing Directors; or (iii) any Borrower shall cease to be a Wholly-Owned Subsidiary of the Company.
“Closing Date” means January 31, 2012.
“Co-Documentation Agent” means each of Bank of America, N.A., Branch Banking & Trust Company and KeyBank National Association in its capacity as a co-documentation agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Co-Documentation Agent appointed pursuant to Article XI.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.
“Collateral Shortfall Amount” means, as of any date of determination, an amount equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations in accordance with the terms and conditions of this Agreement.
“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, participate in Swing Line Loans to, and participate in Facility LCs issued upon the application of, a Borrower in an aggregate amount not exceeding the amount set forth on the Commitment Schedule or in an Assignment Agreement executed pursuant to Section 13.3, as it may be modified as a result of any assignment that has become effective pursuant to Section 13.3.2 or as otherwise modified from time to time pursuant to the terms hereof.
“Commitment Increase Notice” is defined in Section 2.23(i).
“Commitment Schedule” means the Schedule identifying each Lender's Commitment as of the Closing Date attached hereto and identified as such.
“Company” means Acuity Brands, Inc., a Delaware corporation, and its permitted successors and assigns (including, without limitation, a debtor-in-possession on its behalf).
“Computation Date” is defined in Section 2.3.1.
“Consolidated Net Income” means, with reference to any period, the net after-tax income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with Agreement Accounting Principles, excluding minority interests and including only dividends actually received by the Company from any entity which is not a Subsidiary.
“Consolidated Net Tangible Assets” means, as of any date on which the Company or a Subsidiary effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (i) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (ii) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of the Company and its Subsidiaries and computed in accordance with GAAP applied on a consistent basis.
“Consolidated Net Worth” means at any time the consolidated stockholders' equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.
“Consolidated Total Assets” means the total amount of all assets of the Company and its consolidated Subsidiaries, and including amounts attributable to minority interests in Affiliates of the Company to the extent deducted in calculating the Consolidated Total Assets of the Company and its Subsidiaries but only to the extent such Affiliate shall be a Guarantor hereunder, calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.
“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election; provided that any individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.
“Contractual Obligation” means, for any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.10.
“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.
“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.
“Credit Party” means the Administrative Agent, the LC Issuers, the Swing Line Lender or any other Lender.
“Default” means an event described in Article VII.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility LCs or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder when due, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or whose Parent has, become the subject of a Bankruptcy Event.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Facility Termination Date.
“DOL” means the United States Department of Labor and any successor department or agency.
“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.
“Dollars” and “$” means the lawful currency of the United States of America.
“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.
“EBIT” means, for any period for the Company and its consolidated Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) any other non-recurring non-cash charges to the extent deducted in computing Net Income, plus (v) non-cash expenses associated with the Company's stock compensation programs, plus (vi) any extraordinary non-recurring cash charges not to exceed $15,000,000 during the term of this Agreement to the extent deducted in computing Net Income, and minus (vii) any non-recurring non-cash credits to the extent added in computing Net Income.
“EBITDA” means, for any period for the Company and its consolidated Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) EBIT, plus (ii) depreciation expense to the extent deducted in computing Net Income, plus (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income.
“Effective Commitment Amount” is defined in Section 2.23(i).
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“Equivalent Amount” of any currency at any date shall mean the equivalent in Dollars of such currency, calculated on the basis of the Exchange Rate for such other currency at or about 11:00 a.m. (Local Time) on or as of the most recent Computation Date provided for in Section 2.3.1.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“EU” means the European Union.
“euro” and/or “EUR” means the single currency of the participating member states of the EU.
“Eurocurrency” means any Agreed Currency.
“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Sections 2.9 and 2.10.
“Eurocurrency Base Rate” means, with respect to any Eurocurrency Advance for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Advances denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” with respect to such Eurocurrency Advance for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Advances denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.
“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Sections 2.9 and 2.10.
“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period (if any), plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes, plus (iii) in the case of Loans by a Lender from its office or branch in the United Kingdom or any Participating

Member State, the Mandatory Cost.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London interbank market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and each Agent, (i) taxes imposed on its net income, and franchise or branch office taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (b) the jurisdiction in which such Agent's or Lender's principal executive office or such Lender's applicable Lending Installation is located or in which, other than as a result of the transaction evidenced by this Agreement, such Agent or Lender otherwise is, or at any time was, engaged in business (or any political combination or subdivision or taxing authority thereof), and (ii) any U.S. federal withholding taxes imposed by FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” means that certain 5-Year Revolving Credit Agreement dated as of October 19, 2007 among the Company, the initial Borrowers, the lenders parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as the same has been amended or otherwise modified from time to time prior to the Closing Date.
“Facility Fee” is defined in Section 2.6.1.
“Facility LC” is defined in Section 2.21.1.
“Facility LC Application” is defined in Section 2.21.3.
“Facility LC Collateral Account” is defined in Section 2.21.11.
“Facility Termination Date” means January 31, 2017.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a

Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary's issued and outstanding Capital Stock.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.
“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan or portion thereof, which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.
“Foreign Currencies” means Agreed Currencies other than Dollars.
“Foreign Currency Sublimit” means $25,000,000.
“Foreign Pension Plan” means any employee benefit plan as described in Section 3(3) of ERISA for which the Company or any member of its Controlled Group is a sponsor or administrator and which (i) is maintained or contributed to for the benefit of employees of the Company, any of its respective Subsidiaries or any member of its Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.
“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower” means a Subsidiary Borrower which is a Foreign Subsidiary.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” means the Company and each Material Subsidiary of the Company that is a Domestic Subsidiary (other than an SPV) as of the Closing Date and each other Subsidiary that has become a guarantor of the Obligations hereunder in accordance with the terms of Section 6.10.
“Guaranty” means that certain Guaranty (and any and all supplements thereto) executed from time to time by each Guarantor (other than the Company) in favor of the Administrative Agent for the benefit of itself and the Lenders, in substantially the form of Exhibit G attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender, the Swing Line Lender and each LC Issuer in respect of its Outstanding Credit Exposure, (ii) the Administrative Agent, the Swing Line Lender, the LC Issuers and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each indemnified party under Section 10.6 in respect of the obligations and liabilities of the Obligors to such Person hereunder and under the other Loan Documents, (iv) each Lender (or Affiliate thereof), in respect of all Swap Obligations owing to any Person in such Person's capacity as exchange party or counterparty under any Swap Agreement so long as such Person is a Lender or an Affiliate of a Lender, (v) each Lender (or Affiliate thereof), in respect of all Banking Services Obligations owing to any Person in such Person's capacity as provider of any Banking Services so long as such Person is a Lender or an Affiliate of a Lender, and (vi) their respective successors and (in the case of a Lender, permitted) transferees and assigns.
“Indebtedness” of a Person means, without duplication, (a) Indebtedness For Borrowed Money and (b) any other obligation or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person (other than current accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade).
“Indebtedness For Borrowed Money” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money or which has been incurred in connection with the acquisition of property or assets (other than current accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person or (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (b) the Indebtedness For Borrowed Money of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person, (c) the Capitalized Lease Obligations of such Person, (d) the obligations of such Person under guaranties by such Person of any Indebtedness For Borrowed Money (other than obligations for borrowed money incurred to finance the purchase of property leased to such Person pursuant to a Capitalized Lease of such Person) of any other Person, (e) all Receivable Facility Attributed Indebtedness of such Person, (f) all Off-Balance Sheet Liabilities of such Person, and (g) all Disqualified Stock.
“Interest Expense” means, for any period for any group of Persons, the total gross interest expense of such group of Persons, whether paid or accrued, including, without duplication, the interest component of Capitalized Leases, commitment and letter of credit fees, the discount or implied interest component of Off-Balance Sheet Liabilities, capitalized interest expense, pay-in-kind interest expense, amortization of debt discount and net payments (if any) pursuant to Swap Agreements relating to interest rate protection, all as determined on a consolidated basis in conformity with Agreement Accounting Principles.
“Interest Expense Coverage Ratio” is defined in Section 6.18.2.
“Interest Period” means, with respect to a Eurocurrency Advance, a period of seven days or one, two, three or six months or such other period agreed to by the Lenders and the Borrowers, commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date seven days or one, two, three or six months or such other agreed upon period thereafter, provided, however, that if there is no such numerically corresponding day in such seventh day or next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such seventh day or next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“IRS” means the United States Internal Revenue Service and any successor agency.
“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.
“JPMS” means J.P. Morgan Securities LLC in its capacity as an Arranger hereunder.
“LC Exposure” means, at any time, the aggregate principal amount of all LC Obligations at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.
“LC Fee” is defined in Section 2.21.4.
“LC Issuer” means JPMorgan (or any Affiliate of JPMorgan designated by JPMorgan) or any of the other Lenders, as applicable, in its respective capacity as issuer of Facility LCs hereunder.
“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations. The LC Obligations of any Lender at any time shall be its Pro Rata Share of the total LC Obligations at such time.
“LC Payment Date” is defined in Section 2.21.5.
“Lenders” means the lending institutions listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption and their respective successors and assigns, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless otherwise specified, the term “Lender” includes JPMorgan in its capacity as Swing Line Lender.
“Lender Increase Notice” is defined in Section 2.23(i).
“Lending Installation” means, with respect to a Lender or the Agents, the office, branch, subsidiary or affiliate of such Lender or Agent listed in Article XIV hereof or on the Administrative Questionnaire provided to the Administrative Agent by such Lender in connection herewith, or on a Schedule or otherwise selected by such Lender or Agent pursuant to Section 2.18.
“Leverage Ratio” is defined in Section 6.18.1.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Loan” means a Revolving Loan or a Swing Line Loan, as applicable.
“Loan Documents” means this Agreement, the Facility LC Applications, each Guaranty, each Pledge Agreement, each Assumption Letter executed hereunder, and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.14 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time. It is understood and agreed that neither Banking Services Agreements nor Swap Agreements shall be “Loan Documents”.
“Loan Party” is defined in Section 4.1(i).
“Local Time” means (i) Chicago time in the case of a Loan, Advance or advance drawn under or pursuant to a Facility LC denominated in Dollars and (ii) local time in the case of a Loan, Advance or advance drawn under or pursuant to a Facility LC denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
“Mandatory Cost” is described in Schedule 2.2.
“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operations or properties of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any of its Subsidiaries to perform its respective obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents, the LC Issuers or the Lenders thereunder.
“Material Indebtedness” is defined in Section 7.5.
“Material Subsidiary” means each Borrower and any other Subsidiary of the Company that at any time has (i) assets with a total book value equal to or greater than five percent (5%) of the aggregate book value of the Consolidated Total Assets of the Company and its Subsidiaries or (ii) Consolidated Net Worth that is equal to or greater than five percent (5%) of the Consolidated Net Worth of the Company and its Subsidiaries, or (iii) assets that contributed five percent (5%) or more of the Company's Consolidated Net Income, in each case as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first of such annual audited financial statements under Section 6.1(i), as reported in the financial statements identified in Section 5.4).
“Modify” and “Modification” are defined in Section 2.21.1.
“Moody's” means Moody's Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of its Controlled Group is a party to which more than one employer is obligated to make contributions.
“Net Income” means, for any period for any group of Persons, the net earnings (or loss) after taxes of such group of Persons on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.
“Non-U.S. Lender” is defined in Section 3.5(iv).
“Note” is defined in Section 2.14.

“Obligations” means (i) all Loans, Reimbursement Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Obligors to any of the Agents, any LC Issuer, any Lender, the Arrangers, any affiliate of the Agents, any LC Issuer, or any Lender, the Arrangers, or any indemnitee under the provisions of Section 10.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, (ii) all Swap Obligations, and (iii) all Banking Services Obligations. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.
“Obligors” means the Company, ABL and each of the Subsidiary Borrowers that is a Domestic Subsidiary.
“Off-Balance Sheet Liability” of a Person means (i) Receivables Facility Attributed Indebtedness and any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or any other obligation of the Company or such transferor to purchasers/transferees of interests in Receivables or notes receivable or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, other than any such transactions involving the sale of assets not in excess of $5,000,000 in the aggregate, (iii) any liability under any financing lease or Synthetic Lease or “tax ownership operating lease” transaction entered into by such Person, including any Synthetic Lease Obligations, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iv) Operating Leases.
“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Originator” means the Company and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.
“Other Taxes” is defined in Section 3.5(ii).
“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the obligations to purchase participations in Swing Line Loans, plus (iii) an amount equal to its Pro Rata Share of the LC Obligations at such time.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participants” is defined in Section 13.2.1.

“Participant Register” is defined in Section 13.2.3.
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Payment Date” means the last day of each March, June, September and December and the Facility Termination Date.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Performance LC” means a Facility LC that is a documentary letter of credit which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Company or a Subsidiary in the ordinary course of business.
“Permitted Acquisition” is defined in Section 6.12.2.
“Permitted Liens” means the Liens expressly permitted under clauses (i) through (xv) of Section 6.13.
“Permitted Receivables Transfer” means (i) a sale or other transfer by an Originator to a SPV of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer (including the grant of Liens) by a SPV to (a) purchasers of, lenders on or other investors in such Receivables and Related Security (or interests therein) or (b) any other Person (including a SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security (or interests therein including Liens), in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents.
“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, and (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of its Controlled Group may have any liability.
“Pledge Agreements” means those pledge agreements executed by the relevant Loan Parties with respect to the pledge of Capital Stock of a Material Subsidiary which is a Foreign Subsidiary, any other pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Section 6.10 in favor of the Administrative Agent for the benefit of the

Holders of Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Pledged Equity” means all pledged Capital Stock in or upon which a security interest or Lien is from time to time granted to the Administrative Agent, for the benefit of the Holders of Obligations, under the Pledge Agreements.
“Pledged Subsidiary” means each First Tier Foreign Subsidiary with respect to which 65% of the voting Capital Stock have been pledged to the Administrative Agent for the benefit of the Holders of Obligations to secure the Obligations under this Agreement, all pursuant to a legal, valid, binding and enforceable Pledge Agreement entered into by the Company or any other Obligor or any Guarantor as pledgor thereunder.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Facility Fee Rate attached hereto identified as such.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Proposed New Lender” is defined in Section 2.23(i).
“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time; provided that, in the case of Section 2.27 when a Defaulting Lender shall exist, the calculation of such denominator shall be made disregarding any Defaulting Lender's Commitment. If the Aggregate Commitment has been terminated, a fraction the numerator of which is such Lender's Outstanding Credit Exposure at such time and the denominator of which is the sum of the Aggregate Outstanding Credit Exposure at such time (giving effect to any Lender's status as a Defaulting Lender at such time).
“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any Capital Stock or other equity interests of the Company or any Subsidiary issued as consideration for such Acquisition.
“Purchasers” is defined in Section 13.3.1.
“Receivable(s)” means and includes all of applicable Originator's or SPV's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of such Originator or SPV, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security, contracts, books and records, and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.
“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Transfer.
“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.
“Receivables Facility Financing Costs” means such portion of the cash fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of receivables pursuant to a receivables purchase facility, which are in excess of amounts paid to the Company and its consolidated Subsidiaries under any receivables purchase facility for the purchase of receivables pursuant to such facility and are the equivalent of the interest component of the financing if the transaction were characterized as an on-balance sheet transaction.
“Receivables Purchase Documents” means any series of receivables purchase or sale, credit or servicing agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer (or granting of Liens) to other purchasers of or investors in such assets or interests therein (and the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.
“Receivables Purchase Financing” means any financing consisting of a securitization facility made available to the Company or any of its consolidated Subsidiaries, whereby the Receivables and Related Security (or interests therein) of the Originators are transferred to one or more SPVs, and thereafter to certain investors (or are used as collateral to enable one or more SPVs to obtain loans from certain investors), pursuant to the terms and conditions of the Receivables Purchase Documents.
“Redeemable Preferred Stock” means, for any Person, any preferred stock issued by such Person which is at any time prior to the Facility Termination Date either (i) mandatorily redeemable (by required sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.
“Register” is defined in Section 13.3.4.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of

Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).
“Reimbursement Obligations” means with respect to any LC Issuer, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.21 to reimburse such LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs issued by such LC Issuer; or, as the context may require, all such Reimbursement Obligations then outstanding to reimburse all of the LC Issuers.
“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Lenders” means Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure.
“Reserve Requirement” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Revolving Loan” means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1 (and any conversion or continuation thereof).
“S&P” means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business and any successor thereto.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Selling Lender” is defined in Section 2.23(ii).
“Single Employer Plan” means a Plan maintained by the Company or any member of its Controlled Group for employees of the Company or any member of its Controlled Group.
“Solvent” means, when used with respect to any Person, that at the time of determination:
(i)    the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and
(ii)    it is then able and expects to be able to pay its debts as they mature; and
(iii)    it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.
“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a Receivables Purchase Financing permitted under the terms of this Agreement.
“Standby LC” means any Facility LC other than a Performance LC.
“Stockholders' Equity” means, at any time, the shareholders' equity of the Company and its consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries delivered pursuant to Section 6.1(i) and (ii), as applicable, but excluding any Redeemable Preferred Stock of the Company or any of its consolidated Subsidiaries.
“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“Subsidiary Borrower” means any Subsidiary of the Company (other than ABL) duly designated by the Company pursuant to Section 2.22 to request Credit Extensions hereunder, which Subsidiary shall have delivered to the Administrative Agent an Assumption Letter in accordance with Section 2.22 and such other documents as may be required pursuant to this Agreement, in each case, together with its respective successors and assigns, including a debtor-in-possession on behalf of such Subsidiary Borrower.
“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (i) represents more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries as reflected in the consolidated financial statements of the Company and its Subsidiaries as at the end of the fiscal quarter ending immediately prior to the date on which such determination is made, or (ii) is responsible for providing more than twenty percent (20%) of the Consolidated Net Income of the Company and its Subsidiaries as reflected in the financial statements for the four fiscal quarter period ending immediately prior to the date on which such determination is made.
“Supporting Subsidiary” means (i) ABL, (ii) any Subsidiary Borrower, (iii) any Guarantor (other than the Company), (iv) any Pledged Subsidiary and (v) any Subsidiary of a Pledged Subsidiary..
“Swap Agreement” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates, forward rates or commodity prices, including, but not limited to, interest rate swap or exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency, interest rate options puts or warrants.
“Swap Obligations” means any and all obligations of the Company or any Subsidiary owing to a Lender or an Affiliate of a Lender, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swing Line Borrowing Notice” is defined in Section 2.2.2.
“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $25,000,000 at any one time outstanding.
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.
“Swing Line Lender” means JPMorgan or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
“Swing Line Loan” means a Loan made available to the Borrowers by the Swing Line Lender pursuant to Section 2.2.
“Syndication Agent” means Wells Fargo Bank, National Association in its capacity as a syndication agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Syndication Agent appointed pursuant to Article XI.
“Synthetic Lease” means any so-called “synthetic”, off-balance sheet or tax retention lease, or any other agreement for the use or possession of property creating obligations that are not treated as a capital lease under Agreement Accounting Principles, but that is treated as a financing under the Code.
“Synthetic Lease Obligations” means, collectively, the payment obligations of the Company or any of its Subsidiaries pursuant to a Synthetic Lease.
“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
“Transferee” is defined in Section 13.4.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; provided that in the case of clause (i) or (ii) above, there shall be excluded (x) directors' qualifying shares, (y) nominal ownership interests in Foreign Subsidiaries required to be held by third parties under the laws of the foreign jurisdiction in which such Foreign Subsidiary is organized, or (z) Disqualified Stock or Redeemable Preferred Stock.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.
1.2.    Reference. Any references to the Company's Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.
1.3.    Supplemental Disclosure. At any time at the reasonable request of the Administrative Agent (which shall not be done more frequently than on a quarterly basis in the absence of a Default) and at such additional times as the Company determines, the Company shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the Closing Date, would have been required to be set forth as an exception to such representation or which is necessary to correct any information in such representation which has been rendered materially inaccurate thereby. Notwithstanding that any such supplement to such representation may disclose the existence or occurrence of events, facts or circumstances which are either prohibited by the terms of this Agreement or any other Loan Documents or which result in the material breach of any representation or warranty, such supplement to such representation shall not be deemed either an amendment thereof or a waiver of such breach unless expressly consented to in writing by Administrative Agent and the requisite number of Lenders under Section 8.2, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Administrative Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.
1.4.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE II
THE CREDITS
2.1.    Commitment. From and including the Closing Date and prior to the Facility Termination Date, upon the satisfaction of the conditions precedent set forth in Section 4.1, 4.2 and 4.3, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrowers in Agreed Currencies and (ii) participate in Facility LCs issued upon the request of the Borrowers in Agreed Currencies, from time to time in amounts not to exceed in the aggregate at any one time outstanding the Dollar Amount of its Pro Rata Share of the Available Aggregate Commitment; provided that (i) at no time shall the Aggregate Outstanding Credit Exposure hereunder exceed the Aggregate Commitment, (ii) at no time shall the aggregate outstanding Dollar Amount of all Eurocurrency Advances denominated in an Agreed Currency other than Dollars exceed the Foreign Currency Sublimit, and (iii) all Floating Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire automatically on the Facility Termination Date. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.21.
2.2.    Swing Line Loans.
2.2.1    Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 and 4.3 as well, from and including the Closing Date and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans, in Dollars, to the Borrowers from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender's share of the obligations to participate in the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender's Commitment at such time. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.
2.2.2    Borrowing Notice. The applicable Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Alternate Base Rate or such other rate as shall be agreed to by the Swing Line Lender and the applicable Borrower.
2.2.3    Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the applicable Borrower on the Borrowing Date at the Administrative Agent's aforesaid address.
2.2.4    Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrowers on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (Chicago time) on the date of any notice received pursuant to this Section 2.2.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. Revolving Loans made pursuant to this Section 2.2.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into

Eurocurrency Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1, 4.2 or 4.3 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.2.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of any Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.
2.3.    Determination of Dollar Amounts; Required Payments; Termination.
2.3.1    Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:
(i)    each Eurocurrency Advance as of the date two (2) Business Days prior to the date of such Advance or, if applicable, date of conversion/continuation of any Advance as a Eurocurrency Advance,
(ii)    the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Facility LC, and
(iii)    all outstanding Credit Extensions on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (i), (ii) and (iii) is herein described as a “Computation Date” with respect to each Credit Extensions for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Credit Extension (calculated, with respect to those Credit Extensions denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Credit Extension) exceeds the Aggregate Commitment, the Borrowers shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.
2.3.2    Required Payments. Unless previously terminated, this Agreement and the Commitments shall be effective until the Facility Termination Date. Any outstanding Advances and all other unpaid Obligations arising under the Loan Documents (other than contingent indemnity obligations) shall be paid in full by the Borrowers on the Facility Termination Date.

2.3.3    Termination. This Agreement and the rights and remedies hereunder and under the other Loan Documents shall survive and the Administrative Agent shall be entitled to retain its security interest in and to all existing and future collateral (if any) until all of the Obligations arising under the Loan Documents (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrowers and the Lenders hereunder and under the other Loan Documents shall have been terminated.
2.4.    Revolving Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.
2.5.    Types of Advances. The Advances may be Revolving Loans consisting of Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the applicable Borrower in accordance with Section 2.2.
2.6.    Facility Fee; Reductions in Aggregate Commitment.
2.6.1    Facility Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Facility Fee Rate on the average daily amount of such Lender's Commitment (regardless of usage) (or, from and after the Facility Termination Date, such Lender's average daily Outstanding Credit Exposure) from and including the Closing Date to and including the date on which this Agreement is terminated in full and all Obligations arising under the Loan Documents (other than contingent indemnity obligations) have been paid in full pursuant to Section 2.3, payable quarterly in arrears on each Payment Date hereafter and until all Obligations arising under the Loan Documents (other than contingent indemnity obligations) have been paid in full.
2.6.2    Reductions in Aggregate Commitment. The Borrowers may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $5,000,000, upon at least three (3) Business Days' prior written notice to the Administrative Agent of such reduction, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Dollar Amount of the Aggregate Outstanding Credit Exposure. All accrued Facility Fees shall be payable on the effective date of any termination of all or any part of the obligations of the Lenders to make Credit Extensions hereunder.
2.7.    Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $5,000,000 (or, if such Advance is denominated in a Foreign Currency, 2,500,000 units of such currency) and in multiples of $1,000,000 (or, if such Advance is denominated in a Foreign Currency, 500,000 units of such currency) in excess thereof, and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.
2.8.    Principal Payments.
2.8.1    Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or any portion of the outstanding Floating Rate Advances, in a minimum aggregate amount (other than in respect of Swing Line Loans) of $1,000,000 or any integral multiple of $250,000 in excess thereof, upon prior notice to the Administrative Agent at or before 12:00 noon (Local Time) one (1) Business Day prior to the date of such payment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $5,000,000 (or, if such Advance is denominated in a Foreign Currency, 2,500,000 units of such currency) and in multiples of $1,000,000 (or, if such Advance is denominated in a Foreign Currency, 500,000 units of such currency) in excess thereof, any portion of the outstanding Eurocurrency Advances upon five (5) Business Days' prior notice to the Administrative Agent. The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 12:00 noon (Chicago time) on the date of repayment. Prepayments hereunder shall be accompanied by accrued and unpaid interest thereon.
2.8.2    Mandatory Prepayments. If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Outstanding Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or (B) the sum of the aggregate principal Dollar Amount of all of the Outstanding Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Outstanding Credit Exposures (so calculated) exceeds 105% of the Aggregate Commitment or (B) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit, the Borrowers shall in each case immediately repay Advances or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.21.11, as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Outstanding Credit Exposures (so calculated) to be less than or equal to the Aggregate Commitment and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable. Any such payments in respect of Advances shall be subject to the payment of any funding indemnification amounts required by Section 3.4. Prepayments hereunder shall be accompanied by accrued and unpaid interest thereon.
2.9.    Method of Selecting Types and Interest Periods for New Advances; Method of Borrowing.
2.9.1    Method of Selecting Types and Interest Periods for New Advances. Other than with respect to Swing Line Loans (which shall be governed by Section 2.2), the applicable Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time; provided that there shall be no more than ten (10) Interest Periods in effect with respect to all of the Revolving Loans at any time, unless such limit has been waived by the Administrative Agent in its sole discretion. The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice” it being understood and agreed that (i) any such notice in respect of an Advance denominated in Dollars may be initially delivered via telephone (promptly confirmed by hand delivery or telecopy to the Administrative Agent of a written notice in a form approved by the Administrative Agent and signed by the applicable Borrower) and (ii) any such notice respect of an Advance denominated in Foreign Currencies may only be made via a written notice in a form approved by the Administrative Agent and signed by such Borrower) not later than 10:00 a.m. (Local Time) on the Borrowing Date of each Floating Rate Advance, three (3) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars, and four (4) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Foreign Currencies, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.
2.9.2    Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is denominated in Dollars, not later than noon (Local Time) in Federal or other funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIV and (ii) if such Loan is denominated in a Foreign Currency, not later than 12:00 noon (Local Time) in the city of the Administrative Agent's Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent's Eurocurrency Payment Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent's aforesaid address by not later than 2:30 p.m. (Local Time). Notwithstanding the foregoing provisions of this Section 2.9.2, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.
2.10.    Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time (i) each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and (ii) each such Eurocurrency Advance denominated in a Foreign Currency shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8, or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.
Subject to the terms of Section 2.7, the Borrowers may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Local Time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four (4) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in a Foreign Currency, prior to the date of the requested conversion or continuation, specifying:

(i)	the Advance to which such Conversion/Continuation Notice applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Advance),

(ii)	the requested date, which shall be a Business Day, of such conversion or continuation,

(iii)	the Agreed Currency, the aggregate amount and Type of the Advance which is to be converted or continued, and

(iv)	the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.
Promptly after receipt of any Conversion/Continuation Notice, the Administrative Agent shall provide the Lenders with notice thereof.
2.11.    Changes in Interest Rate, etc.    Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to and in accordance with the terms of Section 2.10, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to and in accordance with the terms of Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower's selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.
2.12.    No Conversion or Continuation of Eurocurrency Advances After Default; Dates Applicable After Default. Notwithstanding any contrary provision hereof, if a Default or Unmatured Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as a Default or Unmatured Default has occurred and is continuing or the Required Lenders otherwise agree (i) no outstanding Advance denominated in Dollars may be converted to or continued as a Eurocurrency Advance, (ii) unless repaid, each Eurocurrency Advance denominated in Dollars shall be converted to a Floating Rate Advance at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Advance denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Advance with an Interest Period of one month. During the continuance of a Default (including the Borrowers' failure to pay any Loan at maturity) the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) the Advances, all fees or any other Obligations arising under the Loan Documents shall bear interest at the Floating Rate plus 2% per annum and (ii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, such interest rate and such increase in the LC Fee set forth above shall be applicable to all Credit Extensions, Advances, fees and other Obligations arising under the Loan Documents without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender.
2.13    Method of Payment.
(i)Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations arising hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent's address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 12:00 noon (Local Time) on the date when due and shall (except (i) in the case of Reimbursement Obligations for which the applicable LC Issuer has not been fully indemnified by the Lenders or (ii) with respect to repayments of Swing Line Loans) be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, (a) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, such Lender's address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (b) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrowers at the address of the Administrative Agent's Eurocurrency Payment Office for such currency. Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the applicable LC Issuer, in the case of payments required to be made by the applicable Borrower to such LC Issuer pursuant to Section 2.21.6. The Administrative Agent is hereby authorized to charge the account of the Borrowers maintained with JPMorgan or any of its Affiliates for each payment of principal, interest and fees in respect of Credit Extensions denominated in Dollars as it becomes due hereunder.
(ii)Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by any Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
2.14.    Noteless Agreement; Evidence of Indebtedness.
(i)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(ii)The Administrative Agent shall also maintain accounts in which it will record (a) the date and the amount of each Revolving Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period, if any, applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender hereunder, (c) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (d) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (e) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof, and (f) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.
(iii)The entries maintained in the accounts maintained pursuant to clauses (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded in the absence of manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations arising under the Loan Documents in accordance with their terms.
(iv)Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans (each, a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender such Note or Notes payable to such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (i) and (ii) above.
2.15.    Telephonic Notices. Solely in respect of Advances and/or Loans denominated in Dollars, and subject at all times to the requirements of Section 2.9, the Borrowers hereby authorize the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of a Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
2.16.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance and Swing Line Loan shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance or Swing Line Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity; provided, that interest accrued on each Eurocurrency Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurocurrency Advances and Swing Line Loans and LC Fees and Facility Fees shall be calculated for actual days elapsed on the basis of a 360-day year (except that interest for Advances denominated in Pounds Sterling shall be computed on the basis of a year of 365 days); interest on Floating Rate Advances in respect of which the Alternate Base Rate is based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Local Time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to any Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.17.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the applicable LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.18.    Lending Installations. Subject to the provisions of Section 3.6, each Lender may book its Loans and its participation in any LC Obligations and the LC Issuers may book the Facility LCs at any Lending Installation selected by such Lender or the applicable LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the applicable LC Issuer, as the case may be, for the benefit of any such Lending Installation. Subject to the provisions of Section 3.6, each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Company in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made. In addition, each such Lender that books its Loans and its participation in any LC Obligations at any Lending Installation and each LC Issuer that books the Facility LCs issued by it at any Lending Installation as provided in this Section 2.18, (i) shall keep a register for the registration relating to each such Loan, LC Obligation and Facility LC, as applicable, specifying such Lending Installation's name, address and entitlement to payments of principal and interest or any other payments with respect to such Loan, LC Obligation and Facility LC, as applicable, and each transfer thereof and the name and address of each transferee and (ii) shall collect, prior to the time such Lending Installation receives payment with respect to such Loans, LC Obligations and Facility LCs, as applicable as the case may be, from each such Lending Installation, the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if Lending Installation were a Lender under Section 3.5.
2.19.    Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of (i) the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan and (ii) a rate determined by the Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in an Agreed Currency other than Dollars) or (y) in the case of payment by any Borrower, the interest rate applicable to the relevant Loan, including the interest rate applicable pursuant to Section 2.12.
2.20.    Replacement of Lender. The Borrowers shall have the right, in their sole discretion, at any time and from time to time to replace the Commitment of any Lender (an “Affected Lender”), in whole, upon at least thirty (30) days' prior notice to the Administrative Agent and such Lender, (a) if such Lender has failed or refused to make available the full amount of any Revolving Loans as required by its Commitment hereunder, (b) if such Lender has been merged or consolidated with, or transferred all or substantially all of its assets to, or otherwise been acquired by any other Person, (c) if such Lender has demanded that the Borrowers make any additional payment to any Lender pursuant to Section 3.1, 3.2 or 3.5, or if such Lender's obligation to make or continue, or convert Floating Rate Advances into, Eurocurrency Advances has been suspended pursuant to Section 3.3 or (d) if such Lender has become a Defaulting Lender; provided, however that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be replaced as of such date and to comply with the requirements of Section 13.3 applicable to assignments (provided, that no consent of the Affected Lender shall be required for such assignment) and (ii) the Borrowers shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of replacement, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, to the extent applicable, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the replacement Lender.
2.21.    Facility LCs.
2.21.1    Issuance; Transitional Facility LCs.
(i)Issuance. The LC Issuers hereby agree, on the terms and conditions set forth in this Agreement, to issue standby and performance letters of credit in Dollars (each, together with the letters of credit deemed issued by the LC Issuers hereunder pursuant to Section 2.21.1(ii), a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Closing Date and prior to the Facility Termination Date upon the request of any Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $75,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth (5th) Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided, that any Facility LC (x) may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended for a specific time period unless the LC Issuer gives notice to the beneficiary of such Facility LC at least a specified time prior to the expiry date then in effect and/or (y) may have an expiration date more than one year from the date of issuance if required under related industrial revenue bond documents and agreed to by the LC Issuer and the Administrative Agent.
(ii)Transitional Provision. Schedule 2.21 contains a schedule of certain letters of credit issued for the account of the Company and/or the Borrowers prior to the Closing Date. Subject to the satisfaction of the conditions contained in Sections 4.1, 4.2 and 4.3, from and after the Closing Date such letters of credit shall be deemed to be Facility LCs issued pursuant to this Section 2.21. It is understood and agreed that any such Facility LCs issued for the account of the Company shall also be deemed to be issued for the account of ABL for all purposes of this Section 2.21, and that, following the Closing Date, no such Facility LC shall be extended or re-issued for the account of the Company and instead shall be issued for the account of ABL or another Borrower.
2.21.2    Participations. On the Closing Date, with respect to the Facility LCs identified on Schedule 2.21, and upon the issuance or Modification by the applicable LC Issuer of a Facility LC in accordance with this Section 2.21, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.
2.21.3    Notice. Subject to Section 2.21.1, the applicable Borrower shall give the applicable LC Issuer notice prior to 10:00 a.m. (Local Time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC (or such shorter period as shall be agreed to by the Borrowers, the Administrative Agent and the applicable LC Issuer), specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the applicable LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the applicable LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
2.21.4    LC Fees. With respect to each Standby LC, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurocurrency Loans in effect from time to time on the average daily undrawn stated amount under such Standby LC, such fees to be payable in arrears on each Payment Date (each such fee described in this sentence being an “LC Fee”). The Borrowers shall also pay to each LC Issuer for its own account (x) at the time of such LC Issuer's issuance of any Standby LC, a fronting fee equal to 0.125% per annum on the initial stated amount available for drawing under each such Facility LC issued by such LC Issuer, and (y) other customary, documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the applicable LC Issuer's standard schedule for such charges as in effect from time to time. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Facility LCs denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Facility LCs denominated in a Foreign Currency shall be paid in such Foreign Currency.
2.21.5    Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Company and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”); provided, however, that the failure of such LC Issuer to so notify such Borrower shall not in any manner affect the obligations of any Borrower to reimburse such LC Issuer pursuant to Section 2.21.6. The responsibility of each LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs issued by such LC Issuer as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the applicable LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default, the Facility Termination Date or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued by such LC Issuer to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.21.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the applicable LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Local Time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.
2.21.6    Reimbursement by the Borrowers. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the LC Issuers on or before the applicable LC Payment Date for any amounts to be paid by any LC Issuer upon any drawing under any Facility LC issued by such LC Issuer, without presentment, demand, protest or other formalities of any kind; provided that neither any Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the applicable LC Issuer's unlawful failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Commencing on the date that the Administrative Agent gives notice to the Company by 11:00 a.m. (Local Time) as required under Section 2.21.5 of the applicable LC Payment Date, all such amounts paid by any LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day from and including such LC Payment Date until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.21.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the applicable Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
2.21.7    Obligations Absolute. The Borrowers' obligations under this Section 2.21 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrowers further agree with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and no Borrower's Reimbursement Obligation in respect of any Facility LC shall be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrowers agree that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put any LC Issuer or any Lender under any liability to the Borrowers. Nothing in this Section 2.21.7 is intended to limit the right of the Borrowers to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.21.6.
2.21.8    Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.21, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
2.21.9    Indemnification. The Obligors hereby agree to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which any LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Obligors may have against any Defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Obligors shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by such LC Issuer complied with the terms of such Facility LC or (y) any LC Issuer's unlawful failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.21.9 is intended to limit the obligations of the Obligors under any other provision of this Agreement.
2.21.10    Lenders' Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share,

indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the applicable LC Issuer's failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.21 or any action taken or omitted by such indemnitees hereunder.
2.21.11    Facility LC Collateral Account.
(i)Each Borrower agrees that it will, as required by Section 8.1 and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuers or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent's office at the address specified pursuant to Article XIV, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in this Section 2.21.11. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of such Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.21.11 shall either obligate the Administrative Agent to require the Borrowers to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by clause (iv) below.
(ii)If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(iii)The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations as shall from time to time have become due and payable by any Borrower to the Lenders or the LC Issuers under the Loan Documents.
(iv)If any Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations arising under the Loan Documents (other than contingent indemnity obligations) have been indefeasibly paid in full (other than contingent indemnity obligations) and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.
2.21.12    Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.
2.22.    Subsidiary Borrowers. So long as no Default or Unmatured Default has occurred and is continuing, the Company may at any time or from time to time, add as a party to this Agreement any Wholly-Owned Subsidiary of the Company to be a Subsidiary Borrower hereunder by the execution and delivery to the Administrative Agent and the Lenders of (a) a duly completed Assumption Letter by such Subsidiary, with the written consent of the Borrowers at the foot thereof, (b) such guaranty and subordinated intercompany indebtedness documents and, if applicable, security documents as may be reasonably required by the Administrative Agent and such other opinions, agreements, documents, certificates or other items as may be required by Section 4.3, and (c) in the case of a Foreign Subsidiary which is a Wholly-Owned Subsidiary, receipt of evidence satisfactory to the Administrative Agent that such Subsidiary would not, in its capacity as a Subsidiary Borrower hereunder, be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Subsidiary to the Administrative Agent or any Lender and that no other adverse tax, regulatory or other consequences would affect the Administrative Agent or any Lender as a result of such Subsidiary's status as a Subsidiary Borrower, such documents with respect to any additional Subsidiaries to be substantially similar in form and substance to the Loan Documents executed on or about the date hereof by the Subsidiaries parties hereto as of the Closing Date. No Foreign Subsidiary may be a Subsidiary Borrower without the consent of the Administrative Agent and each of the Lenders. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Credit Extensions made to any Subsidiary Borrower under this Agreement shall have been repaid or paid in full, all Facility LCs issued for the account of such Subsidiary Borrower have expired or been returned and terminated and all other Obligations (other than contingent indemnity obligations) of such Subsidiary Borrower under this Agreement shall have been fully performed, the Company may, by not less than five (5) Business Days' prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary Borrower's status as a “Subsidiary Borrower” or “Borrower,” and such Subsidiary Borrower shall be released from any future liability (other than contingent indemnity obligations) as a “Subsidiary Borrower” or “Borrower” hereunder or under the other Loan Documents. The Administrative Agent shall give the Lenders written of the addition of any Subsidiary Borrowers to this Agreement.
2.23.    Increase of Commitments.
(i)At any time prior to the Facility Termination Date, the Company may request that the Aggregate Commitment be increased; provided that (a) the Aggregate Commitment shall at no time exceed $450,000,000 minus the aggregate amount of all reductions in the Aggregate Commitment previously made pursuant to Section 2.6.2; and (b) each such request shall be in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. No Lender shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Lender and Proposed New Lender (as defined below) shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its existing Commitment or provide a new Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Commitment. The Administrative Agent shall have the right, in consultation with the Company, to allocate the amount of increases necessary to meet the Company's Commitment Increase Notice. In addition, not later than the date the Commitment Increase Notice is delivered by the Company, the Company may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice and the portion of the proposed increase to be allocated to such financial institution. Any Proposed New Lender shall be consented to by the Administrative Agent and each LC Issuer (which consent shall not be unreasonably withheld). Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender's and Proposed New Lenders' Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) the Company shall have obtained the consent thereto of each Guarantor and its reaffirmation of the Loan Document(s) executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (B) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (C) the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit I hereto, (D) counsel for the Company and the Borrowers and for the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent and (E) the Company, the Borrowers and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Company. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
(ii)For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment, and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (B) the term “Selling Lender(s)” shall mean each Lender whose Commitment is not being increased from that in effect prior to such increase in the Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender's right, title and interest in and to its outstanding Credit Extensions in the respective Dollar Amounts and percentages necessary so that, from and after such sale, each such Selling Lender's outstanding Credit Extensions shall equal such Selling Lender's Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Credit Extensions. Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Credit Extensions purchased hereby shall equal the respective Dollar Amount necessary so that, from and after such payments, each Buying Lender's outstanding Credit Extensions shall equal such Buying

Lender's Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Credit Extensions. Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Administrative Agent. The Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Credit Extensions being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Credit Extensions, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Credit Extensions being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender's representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrowers hereby agree to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Loan hereunder on the terms and in the manner as set forth in Section 3.4.
2.24.    Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement, the Notes or the other Loan Documents and deemed to be interest under applicable law (collectively, “Interest”) exceed the highest rate of interest allowed by applicable law (the “Maximum Rate”), and in the event any such payment is inadvertently received by the Administrative Agent or any Lender then the excess sum (the “Excess”) shall be credited as a payment of principal, unless the relevant Borrower shall notify the Administrative Agent in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that no Borrower pay, and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by such Borrower under applicable law. The right to accelerate maturity of any of the Obligations arising under the Loan Documents does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Administrative Agent and the Lenders do not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Administrative Agent or the Lenders hereunder or under any of the Notes or the other Loan Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, each Borrower covenants, to the fullest extent permitted by law that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against the Administrative Agent or any Lender, based in whole or in part upon contracting for charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Administrative Agent or any Lender, all interest at any time contracted for, charged or received from such Borrower in connection with this Agreement, the Notes or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Commitments. Each Borrower, the Administrative Agent and each Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into each Note and each of the other Loan Documents (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by any Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of obligations hereunder and under the Notes and the other Loan Documents be automatically recomputed by such Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.
2.25.    Judgment Currency. If for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower
2.26.    Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Extension to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Extension any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the applicable LC Issuer (if such Credit Extension is a Facility LC) or the Required Lenders make it impracticable for the Eurocurrency Advances or Facility LCs comprising such Credit Extension to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Extension is a Facility LC, the applicable LC Issuer, and such Credit Extensions shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.9.2, be made on the date of such Credit Extension in Dollars, (a) if such Credit Extension is an Advance, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Extension or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Extension or Conversion/Continuation Notice, as the case may be or (b) if such Credit Extension is a Facility LC, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Facility LC, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to request the issuance of such Facility LC on such date or (ii) it elects to have such Facility LC issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Facility LC would in the reasonable opinion of the applicable LC Issuer, the Administrative Agent and the Required

Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Facility LC, as the case may be.
2.27.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.6.1;
(b)the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)if any Swing Line Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then;
(i)all or any part of such Swing Line Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders' Outstanding Credit Exposures plus such Defaulting Lender's Swing Line Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time; provided that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender's increased exposure following such reallocation;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the applicable LC Issuer only the Borrowers' obligations corresponding to such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.21.11 for so long as such LC Exposure is outstanding;
(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender's LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.21.4 with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.27(c), then the fees payable to the Lenders pursuant to Section 2.21.4 shall be adjusted in accordance with such non-Defaulting Lenders' Pro Rata Shares; and

(v)if all or any portion of such Defaulting Lender's LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the LC Issuers or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender's Commitment that was utilized by such LC Exposure) and LC Fees payable under Section 2.21.4 with respect to such Defaulting Lender's LC Exposure shall be payable to the applicable LC Issuer until and to the extent that such LC Exposure is cash collateralized and/or reallocated; and
(d)so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no LC Issuer shall be required to issue, amend or increase any Facility LC unless it is reasonably satisfied that the related exposure and the Defaulting Lender's then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.27(c), and participating interests in any such newly issued or increased Facility LC or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein).
If the Swing Line Lender or any LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and such LC Issuer shall not be required to issue, amend or increase any Facility LC, unless the Swing Line Lender or such LC Issuer, as the case may be, shall have entered into arrangements with the Company and the Borrowers or such Lender, satisfactory to the Swing Line Lender or such LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Company, the LC Issuers and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment, (ii) on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share and (iii) all cash collateral posted to secure Swing Line Exposure and LC Exposure related to such Defaulting Lender shall be promptly returned to ABL.
ARTICLE III
YIELD PROTECTION; TAXES
3.1.    Yield Protection. If any Change in Law:

(i)
subjects the Administrative Agent, any Lender or any applicable Lending Installation or any LC Issuer to any taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Taxes, (B) Excluded Taxes or (C) Other Taxes), or

(ii)
imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(iii)
imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurocurrency Loans or Commitment (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than euro into a Loan denominated in euro), or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Eurocurrency Loans or Commitment, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans or Commitment, Facility LCs or participants therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to the Administrative Agent, such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Loans or Commitment (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than euro into a Loan denominated in euro) or of issuing or participating in Facility LCs or to reduce the return received by the Administrative Agent, such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Loans or Commitment, Facility LCs or participations therein, then, within fifteen (15) days of demand by the Administrative Agent, such Lender, or LC Issuer the Borrowers shall pay, the Administrative Agent, such Lender or LC Issuer such additional amount or amounts as will compensate the Administrative Agent, such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received; provided, that the Borrowers shall not be required to compensate a Lender or LC Issuer under this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or LC Issuer notifies the Company in writing of such increased costs or reductions and of such Lender's or LC Issuer's intention to claim compensation therefor; provided, further, that if such adoption or such change giving rise to such increased costs or reduction is retroactive such 90-day period shall be extended to include the period of retroactive effect.
3.2.    Changes in Capital Adequacy Regulations. If a Lender or any LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender, such LC Issuer, any Lending Installation of such Lender or such LC Issuer, or any Person controlling such Lender or such LC Issuer, is increased as a result of a Change in Law, then, within fifteen (15) days of demand by such Lender, or such LC Issuer, the Borrowers shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender's or such LC Issuer's policies as to capital adequacy and liquidity); provided, that the Borrowers shall not be required to pay to such Lender or LC Issuer such additional amounts under this Section for any amount incurred as a result of such Change in Law more than 90 days prior to the date that such Lender or LC Issuer notifies the Company in writing of such Change in Law and of such Lender's or LC Issuer's intention to claim compensation therefor; provided, further, that if such Change in Law giving rise to such amounts is retroactive such 90-day period shall be extended to include the period of retroactive effect.

3.3.    Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (y) the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, or (iii) no reasonable basis exists for determining the Eurocurrency Base Rate, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be immediately repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
3.4.    Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurocurrency Advance, on the date specified by any Borrower for any reason other than default by the Lenders, or a Eurocurrency Advance is not prepaid on the date specified by the applicable Borrower for any reason, the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.
3.5.    Taxes.
(i)All payments by the Borrowers to or for the account of any Lender, any LC Issuer or Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.
(ii)In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).
(iii)The Borrowers hereby agree to indemnify the Agents, the LC Issuers and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agents, the LC Issuers or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agents, the LC Issuers or such Lender makes demand therefor pursuant to Section 3.6.
(iv)Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement, deliver to each of the Company and the Administrative Agent two (2) duly completed copies of United States Internal Revenue Service Form W‑8BEN, W-8ECI or W-8IMY, in each case together with any required statements or attachments, and certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender agrees that it will, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement, deliver to each of the Company and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Administrative Agent (x) renewals or additional copies of each such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Administrative Agent in writing that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(v)For any period during which a Lender has failed to provide the Company with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States, and each Borrower, if required by law to do so, shall be permitted to withhold such Taxes and pay the same to the appropriate United States taxing authority; provided that, should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(vi)Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
(vii)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(vii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(viii)Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so), (ii) any taxes attributable to such Lender's failure to comply with the provisions of Section 13.2.3 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.5(viii).
(ix)Within 60 days after receipt of the written request of the Company, each Lender, LC Issuer and Agent shall execute and deliver such certificates, forms or other documents, which in each such case can be reasonably furnished by such Lender, LC Issuer or Agent consistent with the facts and which are reasonably necessary to assist any Borrower in applying for refunds of Taxes remitted by such Borrower hereunder.
(x)Each Lender, LC Issuer and Agent shall also use commercially reasonable efforts to avoid and minimize any amounts which might otherwise be payable by any Borrower pursuant to this Section 3.5, except to the extent that such Lender, LC Issuer or Agent, determines that such efforts would be disadvantageous to such Lender, LC Issuer or Agent, as determined by such Lender, LC Issuer or Agent and which determination, if made in good faith, shall be binding and conclusive on all parties hereto.
(xi)To the extent that the payment of any Lender's, LC Issuer's or Agent's Taxes by any Borrower hereunder gives rise from time to time to a Tax Benefit to such Lender, LC Issuer or Agent in any jurisdiction other than the jurisdiction which imposed such Taxes, such Lender, LC Issuer or Agent shall pay to such Borrower the amount of each such Tax Benefit so recognized or received. The amount of each Tax Benefit and, therefore, payment to such Borrower will be determined from time to time by the relevant Lender, LC Issuer or Agent in its sole discretion, which determination shall be binding and conclusive on all parties hereto. Each such payment will be due and payable by such Lender, LC Issuer or Agent to such Borrower within a reasonable time after the filing of the tax return in which such Tax Benefit is recognized or, in the case of any tax refund, after the refund is received; provided, however, if at any time thereafter such Lender, LC Issuer or Agent, is required to rescind such Tax Benefit or such Tax Benefit is otherwise disallowed or nullified, the relevant Borrower shall promptly, after notice thereof from such Lender, LC Issuer or Agent, repay to such Lender, LC Issuer or Agent the amount of such Tax Benefit previously paid to such Lender, LC Issuer or Agent and which has been rescinded, disallowed or nullified. For purposes hereof, the term “Tax Benefit” shall mean the amount by which any Lender's, LC Issuer's or Agent's income tax liability for the taxable period in question is reduced below what would have been payable had the relevant Borrower not been required to pay such Lender's LC Issuer's or Agent's Taxes hereunder.
3.6.    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error.

Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
3.7.    Mitigation of Obligations. If any Lender requests compensation under Section 3.2 or if any Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.1, then such Lender shall use commercially reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole discretion of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 3.1 or Section 3.2, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
ARTICLE IV
CONDITIONS PRECEDENT
4.1.    Effectiveness of Agreement. This Agreement shall not be effective, and the Lenders shall not be required to make the initial Credit Extension hereunder unless (a) the representations and warranties contained in Article V are true and correct in all material respects as of such date and (b) the Company has furnished to the Agents with sufficient copies for the Lenders:

(i)
Copies of the articles or certificates of incorporation (or similar Constitutive Documents) of the Company, each Borrower and each Guarantor (each a “Loan Party”), together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA PATRIOT ACT.

(ii)
Copies, certified by the Secretary or Assistant Secretary of each Loan Party of its by-laws (or similar Constitutive Documents) and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party.

(iii)
An incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrowers, to request Loans hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party.

(iv)	An opening compliance certificate in substantially the form of Exhibit B, signed by the chief financial officer or treasurer of the Company, showing the calculations necessary to determine compliance with this Agreement on the initial Credit Extension Date and stating that on the initial Credit Extension Date (a) no Default or Unmatured Default has occurred and is continuing, (b) all of the representations and warranties in Article V shall be true and correct in all material respects as of such date and (c) no material adverse change in the business, financial condition or operations of the Company or any of its Subsidiaries has occurred since August 31, 2011.

(v)
A certificate in form and substance satisfactory to the Administrative Agent stating that there exists no injunction or temporary restraining order which would prohibit the making of the initial Credit Extensions or any litigation seeking such an injunction or restraining order.

(vi)
A certificate of value, solvency and other appropriate factual information in form and substance reasonably satisfactory to the Administrative Agent from the chief financial officer of the Company (on behalf of the Company and the Borrowers) in his or her representative capacity supporting the conclusions that as of the initial funding date the Company and its Subsidiaries on a consolidated basis are Solvent and will be Solvent subsequent to incurring the Indebtedness contemplated under the Loan Documents, will be able to pay its debts and liabilities as they become due and will not be left with unreasonably small working capital for general corporate purposes.

(vii)
Written opinions of King & Spalding LLP, special counsel to the Company, the Borrowers and each Guarantor, in form and substance satisfactory to the Agents and addressed to the Lenders in substantially the form of Exhibit A.

(viii)	Any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

(ix)	If the initial Credit Extension shall be the issuance of a Facility LC, a properly completed Facility LC Application.

(x)
Evidence satisfactory to the Agents that the Existing Credit Agreement shall have been or shall simultaneously on the Closing Date be terminated (except for those provisions that expressly survive the termination thereof) and all loans outstanding and other amounts owed to the lenders or agents thereunder shall have been, or shall simultaneously with the initial Advance hereunder be, paid in full.

(xi)	Such other documents as any Lender or its counsel may have reasonably requested including, without limitation, each document identified on the List of Closing Documents attached hereto as Exhibit F.
4.2.    Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.2.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	There exists no Default or Unmatured Default.

(ii)
The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(iii)
No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or the applicable LC Issuer or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Facility LC requested to be issued, renewed, extended or increased.

Each Borrowing Notice or request for issuance of a Facility LC, or Swing Line Borrowing Notice, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Obligors that the conditions contained in Section 4.2(i) and (ii) have been satisfied.
4.3.    Initial Advance to Each New Subsidiary Borrower. The Lenders shall not be required to make a Credit Extension hereunder to a new Subsidiary Borrower added after the Closing Date unless the Company has furnished or caused to be furnished to the Administrative Agent with sufficient copies for the Lenders:

(i)	The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Borrowers, as contemplated by Section 2.22.

(ii)
Copies of the articles or certificate of incorporation (or the equivalent thereof) of such Subsidiary Borrower, in each case, together with all amendments thereto, and a certificate of good standing (to the extent such concept is applicable in the relevant jurisdiction), each certified by the appropriate governmental officer in its jurisdiction of organization and accompanied by a certification by the Secretary, Assistant Secretary, Director or Authorized Officer of such Subsidiary Borrower that there have been no changes in the matters certified by such governmental officer since the date of such governmental officer's certification.

(iii)
Copies, certified by the Secretary, Assistant Secretary, Director or Authorized Officer of such Subsidiary Borrower, of its Board of Directors' resolutions (and/or resolutions of other bodies, if any are deemed necessary by the Administrative Agent) approving the Assumption Letter.

(iv)
An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Authorized Officer of the Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers of such Subsidiary Borrower authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Subsidiary Borrower hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(v)	An opinion of counsel to such Subsidiary Borrower, substantially in the form of Exhibit E hereto.

(vi)	Guaranty documentation from such Subsidiary Borrower in form and substance acceptable to the Administrative Agent as required pursuant to Section 6.10.

(vii)
With respect to the initial Credit Extension made to any Foreign Subsidiary Borrower, the Administrative Agent shall have received originals and/or copies, as applicable, of all filings required to be made and such other evidence as the Administrative Agent may reasonably require establishing that each Lender, Swing Line Lender and each LC Issuer is entitled to receive payments under the Loan Documents without deduction or withholding of any taxes or with such deductions and withholding of taxes as may be reasonably acceptable to the Administrative Agent.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Company represents and warrants as follows to each Lender and the Agents as of each of (i) the Closing Date, (ii) the date of the initial Credit Extension hereunder (if different from the Closing Date) and (iii) other than with respect to Section 5.5 below, each date as required by Section 4.2:
5.1.    Existence and Standing. The Company and each of its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such standing or authority could not reasonably be expected to have a Material Adverse Effect.
5.2.    Authorization and Validity. The Company and each of its Subsidiaries (to the extent applicable) has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder, and to file the Loan Documents which have been filed by it as required by this Agreement. The execution and delivery by the Company and any such Subsidiary of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such entity is a party constitute legal, valid and binding obligations of such entity enforceable against such entity in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.
5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Company or any of its Subsidiaries of the Loan Documents, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by any Borrower of the Obligations arising under the Loan Documents or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4.    Financial Statements. The August 31, 2011 audited consolidated financial statements of the

Company and its Subsidiaries heretofore delivered to the Arrangers and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects, the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal year then ended.
5.5.    Material Adverse Change. Since August 31, 2011, and except as disclosed on Schedule 5.5, there has been no change in the business, property, financial condition or operations of the Company and its Subsidiaries taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
5.6.    Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except (i) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles or (ii) where the failure to file such return or pay such taxes could not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate in all material respects.
5.7.    Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions or otherwise question the validity of any Loan Document. Other than any liability which could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries have any contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8.    Subsidiaries. Schedule 5.8 (as supplemented from time to time by the Company promptly after the formation or acquisition of any new Subsidiary as permitted under this Agreement) contains an accurate list of all Subsidiaries of the Company as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
5.9.    Accuracy of Information. No information, schedule, exhibit or report furnished by the Company or any of its Subsidiaries to the Arrangers, any Agent or Lender (including, without limitation, the Company's Confidential Information Memorandum dated January 2012) in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
5.10.    Regulation U. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulations U or X); and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) constitutes less than twenty-five (25%) of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.
5.11.    Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
5.12.    Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect.
5.13.    Ownership of Properties. On the Closing Date, the Company and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Company's most recent consolidated financial statements provided to the Arrangers and the Lenders as owned by the Company and its Subsidiaries, other than Property and assets disposed of in the ordinary course of business.
5.14.    ERISA; Foreign Pension Matters. The sum of (a) the Unfunded Liabilities of all Plans and (b) the present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans do not in the aggregate exceed $100,000,000. Each Plan and each Foreign Pension Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any other member of its Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to terminate any Plan, except to the extent that such non-compliance, Reportable Event, withdrawal or termination could not reasonably be expected to result in liability of the Company or any of its Subsidiaries individually or in the aggregate in an amount greater than $100,000,000.
5.15.    Plan Assets; Prohibited Transactions. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, except to the extent that such event or prohibited transaction could not reasonably be expected to result in liability of the Company or any of its Subsidiaries individually or in the aggregate in an amount greater than $100,000,000.
5.16.    Environmental Matters.
(a)    In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 5.16. Except as set forth on Schedule 5.16, neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
(b)    The Company and each of its Subsidiaries have obtained all necessary governmental permits,

licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required permits, licenses and approvals for (i) the emission of air pollutants or contaminates, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes, except where a failure to obtain such permits, licenses and approvals would not result in a Material Adverse Effect.
5.17.    Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18.    Insurance. The Property of the Company and its Subsidiaries is insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such properties and risks as is required under Section 6.6.
5.19.    Solvency. After giving effect to (i) the Credit Extensions to be made on the Closing Date or such other date as Credit Extensions requested hereunder are made, (ii) the other transactions contemplated by this Agreement and the other Loan Documents, and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Company and its Subsidiaries taken as a whole are Solvent.
5.20.    Patriot Act. Neither the Company nor any Subsidiary or Affiliate of any of the foregoing is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) List issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
ARTICLE VI
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1.    Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i)
Within ninety (90) days (or such later date as may be permitted by the Securities and Exchange Commission) after the close of each of its fiscal years, an audit report certified by independent certified public accountants acceptable to the Required lenders and with such certifications to be free of exceptions and qualifications not acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related statements of income, shareholders' equity and cash flows.

(ii)
Within forty-five (45) days (or such later date as may be permitted by the Securities and Exchange Commission) after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer, chief accounting officer or treasurer.

(iii)
Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)
As soon as possible and in any event within ten (10) days after the Company knows that any Reportable Event has occurred with respect to any Plan, or any material unfunded liability has arisen with respect to any Foreign Pension Plan, a statement, signed by the chief financial officer or treasurer of the Company, describing said Reportable Event or material unfunded liability and the action which the Company proposes to take with respect thereto, which, in any case, could reasonably be expected to give rise to liability of more than $50,000,000 on the part of the Company or any of its Subsidiaries.

(v)
As soon as possible and in any event within ten (10) days after receipt by the Company, a copy of (a) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi)	Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

(vii)
Promptly upon the filing thereof, copies of all registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) or other regular reports not otherwise provided pursuant to this Section 6.1 which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)
Upon the request of any Agent, prior to the execution thereof, draft copies of the Receivables Purchase Documents and, promptly after execution thereof, copies of such Receivables Purchase Documents and all material amendments thereto.

(ix)
Promptly upon any officer of the Company obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries, which action, suit, proceeding, investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company's reasonable judgment, the Company or any of its Subsidiaries to liability in an amount aggregating $25,000,000 or more, give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to the Company (without jeopardizing any attorney-client privilege by disclosure thereof) to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

(x)
Such other information (including non-financial information) as any Agent or Lender may from time to time reasonably request (except such plans and forecasts which have not been made available by the Company to its creditors).

6.2.    Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including for working capital, refinancing the Indebtedness under the Existing Credit Agreement, commercial paper liquidity support and Permitted Acquisitions, and to pay fees and expenses incurred in connection with this Agreement. The Borrowers shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulations T, U and X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.
6.3.    Notice of Default. Within five (5) Business Days after an Authorized Officer becomes aware thereof, the Company will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
6.4.    Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as conducted by the Company or its Subsidiaries as of the Closing Date or any fields of enterprise reasonably related, complementary or ancillary thereto, and, except as otherwise permitted by Section 6.12, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such good standing or authority could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section shall prevent the Company and its Subsidiaries from discontinuing any line of business or liquidating, dissolving or disposing of any Subsidiary if (i) no Default or Unmatured Default is in existence or would be caused thereby and (ii) the Board of Directors of the Company determines in good faith that such termination, liquidation, dissolution or disposition is in the best interest of the Company and its Subsidiaries taken as a whole.
6.5.    Taxes. The Company will, and will cause each Subsidiary to, file on a timely basis complete and correct United States federal and material foreign, state and local tax returns required by law and pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.
6.6.    Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to any Lender upon request full information as to the insurance carried.
6.7.    Compliance with Laws; Maintenance of Plans. The Company will, and will cause each Subsidiary to, (i) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, and (ii) establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and the Code, and the regulations and interpretations thereunder, where in the case of either (i) or (ii) above the failure to so comply could reasonably be expected to have a Material Adverse Effect.
6.8.    Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property material to the conduct of its business in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.
6.9.    Inspection; Keeping of Books and Records.
(i)The Company will, and will cause each Subsidiary to, permit the Agents and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as any Agent or Lender may designate. If a Default has occurred and is continuing, the Company, upon the Administrative Agent's request, shall turn over copies of any such records to the Administrative Agent or its representatives. Unless a Default has occurred and is then continuing, each Lender shall give the Company not less than three (3) Business Days' prior written notice of its intent to conduct such visit or inspection. To the extent that any Lender, in the course of such visit or inspection, obtains possession of any proprietary information pertaining to the Company or any Subsidiary, such Lender shall handle such information in accordance with the requirements of Section 10.11.
(ii)The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities (except that any Foreign Subsidiary may comply with local accounting principles).
6.10.    Addition of Guarantors; Pledge of Capital Stock.
6.10.1    Addition of Guarantors. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent in its discretion) after any Subsidiary (other than any SPV or a Foreign Subsidiary) becomes a Material Subsidiary of the Company, the Company shall cause each such Material Subsidiary to deliver to the Administrative Agent a duly executed Guaranty or supplement to an existing Guaranty pursuant to which such Material Subsidiary agrees to be bound by the terms and provisions of such Guaranty; provided, that if at any time (i) the aggregate amount of the book value of assets of all Subsidiaries that are not Supporting Subsidiaries (measured on a consolidated basis) exceeds fifteen percent (15%) of the aggregate book value of the Consolidated Total Assets of the Company and its Subsidiaries, or (ii) the Consolidated Net Worth of all Subsidiaries that are not Supporting Subsidiaries exceeds fifteen percent (15%) of the Consolidated Net Worth of the Company and its Subsidiaries, or (iii) the assets of all Subsidiaries that are not Supporting Subsidiaries contributed more than fifteen percent (15%) of the Company's Consolidated Net Income, in each case as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first of such annual audited financial statements under Section 6.1(i), as reported in the financial statements identified in Section 5.4), the Company shall cause additional Subsidiaries (other than any SPV) to become parties to a Guaranty as Guarantors thereunder, or to have their Capital Stock pledged pursuant to Section 6.10.2 to eliminate such excess; provided that no such pledge of the Capital Stock of a Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Administrative Agent and its counsel reasonably determine that, in light of the cost and expense associated therewith, such pledge would not provide material credit support for the benefit of the Holders of Obligations pursuant to legally binding, valid and enforceable Pledge Agreements. For the avoidance of doubt, it is hereby understood and agreed that all determinations and calculations in respect of the Consolidated Total Assets of the Company and its Subsidiaries, the Consolidated Net Worth of the Company and its Subsidiaries and the Company's Consolidated Net Income for purposes of this Section 6.10 shall exclude any assets, any Consolidated Net Worth and/or any Consolidated Net Income of any SPV.
6.10.2    Pledge of Capital Stock. The Company shall execute or cause to be executed, by no later than sixty (60) days (or such later date as may be agreed upon by the Administrative Agent in its discretion) after the date on which any First Tier Foreign Subsidiary would qualify as a Material Subsidiary (or, if required pursuant to Section 6.10.1, any First Tier Foreign Subsidiary), a Pledge Agreement in favor of the Administrative Agent for the benefit of the Holders of Obligations with respect to 65% of all of the outstanding Capital Stock of such Foreign Subsidiary; provided that no such pledge of the Capital Stock of a Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Administrative Agent and its counsel reasonably determine that, in light of the cost and expense associated therewith, such pledge would not provide material credit support for the benefit of the Holders of Obligations pursuant to legally binding, valid and enforceable Pledge Agreements. The Company further agrees to deliver to the Administrative Agent all such Pledge Agreements, together with appropriate corporate resolutions and other documentation (including legal opinions, the stock certificates representing the Capital Stock subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and in a manner that the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Capital Stock related thereto.
6.11.    Subsidiary Indebtedness. The Company will not permit any Subsidiary (it being understood and agreed that this Section 6.11 shall not limit the ability of ABL to incur Indebtedness) to create, incur or suffer to exist any Indebtedness, except:

(i)	The obligations arising under the Loan Documents.

(ii)	Indebtedness existing on the Closing Date and described on Schedule 6.11, and Permitted Refinancing Indebtedness in respect thereof.

(iii)
Indebtedness owed (a) to the Company or any Guarantor by any Guarantor, (b) to any Subsidiary that is not a Guarantor by any other Subsidiary that is not a Guarantor, and (c) to the Company or any Guarantor by any Subsidiary that is not a Guarantor in an aggregate amount under this clause (c) not to exceed ten percent (10%) of the Company's Consolidated Net Worth as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first of such annual audited financial statements under Section 6.1(i), as reported in the financial statements identified in Section 5.4).

(iv)	Receivables Facility Attributed Indebtedness in an aggregate amount not to exceed $250,000,000.

(v)
Indebtedness in an aggregate amount not to exceed $50,000,000 incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing any specific fixed asset of such Subsidiary (including without limitation Capital Leases); provided, that such Indebtedness (a) is incurred (1) at a time when no Default or Unmatured Default has occurred and is continuing or would result from such incurrence and (2) within eighteen (18) months after the acquisition or construction of such fixed asset, and (b) does not exceed 100% of the total cost of such acquisition or construction (plus interest, fees and closing costs related thereto).

(vi)	Additional Indebtedness (including, without limitation, Indebtedness secured by Liens permitted under Section 6.13(xv)) in an aggregate amount not to exceed $150,000,000.

(vii)	Additional unsecured Indebtedness represented by the guaranty by any Subsidiary of any Indebtedness of the Company or ABL, so long as such Subsidiary is also a Guarantor hereunder.
6.12.    Consolidations and Mergers; Permitted Acquisitions.
6.12.1    Consolidations and Mergers. The Company will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of any Borrower or such Borrower and its Subsidiaries take as a whole (whether now owned or hereafter acquired) to, any other Person, provided that if, after giving effect to any of the following, no Default will be in existence: (i) any Subsidiary may merge or consolidate with, or dispose of assets to, the Company if the Company, as the case may be, is the corporation surviving such merger, (ii) any Borrower may merge or consolidate with, or dispose of assets to, any other Borrower, (iii) any Subsidiary which is a Guarantor may merge or consolidate with, or dispose of assets to any other Subsidiary which is a Guarantor, (iv) any Subsidiary which is not a Borrower or Guarantor may merge or consolidate with, or dispose of assets to, any other Subsidiary which is not a Borrower or Guarantor, (v) any Subsidiary which is not a Borrower or a Guarantor may merge or consolidate with, or dispose of assets to, any other Subsidiary which is a Borrower or a Guarantor, if such Borrower or Guarantor, as the case may be, is the corporation surviving such merger, (vi) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party and (vii) any Borrower or Subsidiary may merge or consolidate with any other Person if (a) such Person was organized under the laws of the United States of America or one of its States, (b) either (1) such Borrower or Subsidiary is the corporation surviving such merger or (2) such Person becomes a Subsidiary as a result of such merger or consolidation and expressly assumes in writing (in form and substance reasonably acceptable to the Administrative Agent) all obligations of such Borrower or Subsidiary, as the case may be, under the Loan Documents executed by such Borrower or Subsidiary, provided, in any merger or consolidation involving a Domestic Subsidiary, the survivor shall be a Domestic Subsidiary, and in any merger or consolidation involving a Foreign Subsidiary, the survivor shall be a Foreign Subsidiary, and (c) immediately after giving effect to such merger, no Default shall have occurred and be continuing.
6.12.2    Permitted Acquisitions. The Company will not, nor will it permit any Subsidiary to, make any Acquisitions other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed) (each such Acquisition constituting a “Permitted Acquisition”):

(i)
as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.10 shall be true both before and after giving effect to such Acquisition;

(ii)
such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii)
after giving effect to such Acquisition, the Company and its Subsidiaries will continue to be engaged in substantially the same lines of business carried on by the Company and its Subsidiaries as of the Closing Date or any business reasonably related, complementary or ancillary thereto;

(iv)
as of the date of the consummation of such Acquisition, (x) all material governmental and corporate approvals required in connection therewith shall have been obtained and (y) the Company shall be in compliance with Section 6.10; and

(v)
not less than ten (10) days prior to each such Acquisition the Purchase Price of which shall be the greater of (x) $100,000,000 and (y) 7.5% of aggregate book value of the Company's Consolidated Total Assets (after giving pro forma effect to such Acquisition) or more, the Company shall have delivered to the Administrative Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and its Subsidiaries (the “Acquisition Pro Forma”), prepared in good faith based upon reasonable assumptions made by one or more Authorized Officers, based on the Company's most recent financial statements delivered pursuant to Section 6.1(i) and using historical financial statements for the acquired entity provided by the seller(s) or which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such acquisition and the funding of all Credit Extensions in connection therewith.

6.13.    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(i)
Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)
Liens imposed by law, such as landlords', wage earners', carriers', warehousemen's and mechanics' liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(iii)
Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of tenders, statutory obligations, surety or appeal bonds, bids, leases, government contracts and other similar obligations (provided that such Liens do not secure any Indebtedness).

(iv)
Utility easements, building restrictions, zoning ordinances and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

(v)	Liens existing on the Closing Date and described on Schedule 6.13.

(vi)	Liens, if any, securing the Loans and other Obligations.

(vii)	Liens arising under the Receivables Purchase Documents.

(viii)	Liens existing on any specific fixed asset of any Subsidiary of the Company at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

(ix)
Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction thereof.

(x)
Liens existing on any specific fixed asset of any Subsidiary of the Company at the time such Subsidiary is merged or consolidated with or into the Company or any Subsidiary and not created in contemplation of such event.

(xi)	Liens existing on any specific fixed asset prior to the acquisition thereof by the Company or any Subsidiary and not created in contemplation thereof.

(xii)
Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clause (v) or clauses (vii) through (xi); provided that (a) such Indebtedness is not secured by any additional assets, and (b) the amount of such Indebtedness secured by any such Lien is not increased.

(xiii)	Inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect.

(xiv)
Liens securing intercompany Indebtedness owing by (a) any Guarantor to the Company or any other Guarantor and (b) any Subsidiary that is not a Guarantor to the Company or any Wholly-Owned Subsidiary of the Company.

(xv)
Liens not otherwise permitted under this Section 6.13 securing Indebtedness in an aggregate principal amount at any time outstanding, together with the amount of Indebtedness permitted under Section 6.11(vi) (but without duplication), does not exceed 15% of Consolidated Net Tangible Assets measured at the date of the incurrence of the Lien.

6.14.    Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Company or any Subsidiary of the Company) except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm's-length transaction, other than Permitted Receivables Transfers.
6.15.    Swap Agreements. The Company shall not and shall not permit any of its consolidated Subsidiaries to enter into any Swap Agreement, other than Swap Agreements pursuant to which the Company or such Subsidiary hedged its actual or anticipated interest rate, foreign currency or commodity exposure existing or anticipated at the time thereof.

6.16.    ERISA. Except to the extent that such act, or failure to act would not result singly, or in the aggregate, after taking into account all other such acts or failures to act, in a liability of the Company or any of its Subsidiaries which could reasonably be expected to exceed $75,000,000, the Company shall not (i) engage, or permit any Controlled Group member to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL; (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code); (iii) fail, or permit any member of its Controlled Group to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency of any Plan; (iv) terminate, or permit any member of its Controlled Group to terminate, any Plan which would result in any liability of the Company or any member of its Controlled Group under Title IV of ERISA; (v) fail to make any contribution or payment to any Multiemployer Plan which the Company or any member of its Controlled Group may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (vi) fail, or permit any member of its Controlled Group to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; (vii) amend, or permit any member of its Controlled Group to amend, a Plan resulting in an increase in current liability for the plan year such that the Company or any member of its Controlled Group is required to provide security to such Plan under Section 401(a)(29) of the Code.
6.17.    Environmental Compliance. The Company will not become, or permit any Subsidiary to become, subject to any liabilities or costs which could reasonably be expected to have a Material Adverse Effect arising out of or related to (i) the release or threatened release at any location of any contaminant into the environment, or any remedial action in response thereto, or (ii) any violation of any environmental, health or safety requirements of law (including, without limitation, any Environmental Laws).
6.18.    Financial Covenants.
6.18.1    Maximum Leverage Ratio. The Company shall not permit the ratio (the “Leverage Ratio”) as of the end of each fiscal quarter ending on or after February 29, 2012 of (i) Indebtedness For Borrowed Money of the Company and its consolidated Subsidiaries (excluding any undrawn amounts in respect of Facility LCs) to (ii) EBITDA to be greater than 3.50 to 1.00. The Leverage Ratio shall be calculated as of the last day of each fiscal quarter based upon (1) for Indebtedness For Borrowed Money, as of the last day of each such fiscal quarter; and (2) for EBITDA, the actual amount for the four-quarter period ending on such day, and shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company's reasonable judgment and satisfactory to the Administrative Agent and as reported to the Administrative Agent.
6.18.2    Minimum Interest Expense Coverage Ratio. The Company shall maintain a ratio (the “Interest Expense Coverage Ratio”) of (i) EBIT to (ii) Interest Expense for the applicable period of at least 2.50 to 1.00 as of the end of each fiscal quarter ending on or after February 29, 2012. The Interest Expense Coverage Ratio shall be calculated as of the last day of each fiscal quarter for the actual amount of EBIT and Interest Expense for the four-quarter period ending on such day, and shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company's reasonable judgment and satisfactory to the Administrative Agent.
ARTICLE VII

DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1.    Breach of Representations or Warranties. Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Agents under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.
7.2.    Failure to Make Payments When Due. Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one (1) Business Day after the same becomes due, or (iii) interest upon any Loan or any Facility Fee, LC Fee or other Obligations arising under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.
7.3.    Breach of Covenants. The breach by any Obligor or any Foreign Subsidiary Borrower of any of the terms or provisions of Section 6.1(iii), Sections 6.2 through 6.4, (with respect to the Company's or any of its Subsidiaries' existence), Section 6.9(i), Sections 6.11 through 6.13 or Section 6.18.
7.4.    Other Breaches. The breach by any Obligor or any Foreign Subsidiary Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier to occur of (i) written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender or (ii) an Authorized Officer otherwise becomes aware of any such breach; provided, however, that such cure period for such breach (other than a breach of the terms or provisions of Section 6.10) shall be extended for a period of time, not to exceed an additional thirty (30) days, reasonably sufficient to permit such Obligor or Foreign Subsidiary Borrower to cure such failure if such failure cannot be cured within the initial 30-day period but reasonably could be expected to be capable of cure within such additional thirty (30) days, such Obligor or Foreign Subsidiary Borrower has commenced efforts to cure such failure during the initial 30-day period and such Obligor or Foreign Subsidiary Borrower is diligently pursuing such cure.
7.5.    Default as to Other Indebtedness.
(i)Failure of the Company or any of its Subsidiaries to pay when due (whether at stated maturity, by acceleration or otherwise) any Indebtedness which, individually or in the aggregate exceeds $50,000,000 (or the Equivalent Amount in currencies other than Dollars) (such Indebtedness being referred to as “Material Indebtedness”); or
(ii)Any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or
(iii)The Company or any of its Material Subsidiaries shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due; or
(iv)The default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause such Material Indebtedness to become due prior to its stated maturity.
7.6.    Voluntary Bankruptcy; Appointment of Receiver; Etc. The Company or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief with respect to it under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
7.7.    Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Company or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.
7.8.    Judgments. The Company or any of its Subsidiaries shall fail within thirty (30) days after the final entry thereof to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by independent third-party insurance as to which the insurer has not disclaimed coverage) in the aggregate in excess of $75,000,000 (or the Equivalent Amount thereof in currencies other than Dollars), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
7.9.    Unfunded Liabilities. The sum of (a) the Unfunded Liabilities of all Plans and (b) the present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans exceeds in the aggregate an amount equal to $100,000,000, or any Reportable Event shall occur in connection with any Plan if the liability of the Company or any of its Subsidiaries resulting from such Reportable Event exceeds in the aggregate an amount equal to $100,000,000.
7.10.    Other ERISA Liabilities. The Company or any other member of its Controlled Group has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other member of its Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds in the aggregate an amount equal to $100,000,000.
7.11.    Environmental Matters. The Company or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Company, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.
7.12.    Change in Control. Any Change in Control shall occur.

7.13.    Receivables Purchase Document Events. Other than at the request of an Affiliate of the Company party thereto (as permitted thereunder), an event shall occur which (i) permits the investors in a Receivables Purchase Facility to require amortization or liquidation of the facility or (ii) results in the termination of reinvestment or re-advancing of collections or proceeds of Receivables and Related Security shall occur under the Receivables Purchase Documents, and, in the case of an event described in clause (i) or clause (ii), the Company or any Subsidiary thereof (other than any SPV) has liability in excess of $75,000,000.
7.14.    Guarantor Revocation; Failure of Loan Documents. Any guarantor of the Obligations shall deny, disaffirm, terminate or revoke any of its obligations under the applicable Guaranty (except in accordance with Section 11.15 hereof) or breach any of the material terms of such Guaranty, or any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.    Acceleration.
(i)If any Default described in Section 7.6 or 7.7 occurs with respect to any Obligor, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations arising under the Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender, and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the Collateral Shortfall Amount. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations arising under the Loan Documents to be due and payable, or both, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive, and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account. Upon the occurrence and during the continuance of a Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.
(ii)If, within thirty (30) days after acceleration of the maturity of the Obligations arising under the Loan Documents or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Obligor) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.
(iii)Any proceeds of Pledged Equity received by the Administrative Agent after a Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the LC Issuers from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed Reimbursement Obligations and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Facility LCs and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by any Borrower.
8.2.    Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Obligors may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Obligors hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(i)
Extend the final maturity of any Loan, or extend the expiry date of any Facility LC, in each case applicable to such Lender to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto of such Lender, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto (other than a waiver of the application of the default rate of interest or LC Fees pursuant to Section 2.12 hereof).

(ii)
Change the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or otherwise amend the definitions of “Required Lenders” or “Pro Rata Share”.

(iii)
Extend the Facility Termination Date, or increase the amount or otherwise extend the term of the Commitment of such Lender (i.e., without the consent of such Lender) hereunder or the commitment to issue Facility LCs.

(iv)	Permit any Borrower to assign its rights or obligations under this Agreement.

(v)
Other than pursuant to a transaction permitted by the terms of this Agreement, (i) release the Company or all or substantially all of the other Guarantors from their obligations hereunder or under any other Loan Document or (ii) release all or substantially all of the Pledged Equity, if any, securing the Obligations.

(vi)	Amend this Section 8.2.
No amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent. No amendment of any provision of this Agreement relating to any LC Issuer shall be effective without the written consent of such LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement.
Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Company and the Borrowers to each relevant Loan Document (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders. Furthermore, notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company and the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
8.3.    Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents, the LC Issuers and the Lenders until all of the Obligations arising under the Loan Documents (other than contingent indemnity obligations) have been paid in full.
ARTICLE IX
JOINT AND SEVERAL OBLIGATIONS
9.1.    Joint and Several Liability. Each Obligor agrees that it is jointly and severally, directly and primarily liable to the Administrative Agent, the Lenders and the LC Issuers for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Obligors. The Administrative Agent, the Lenders and the LC Issuers may jointly bring a separate action or actions on each, any, or all of the Obligations against any Obligor, whether action is brought against the other Obligors or whether the other Obligors are joined in such action. In the event that any Obligor fails to make any payment of any Obligations on or before the due date thereof, the other Obligors immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.
9.2.    Primary Obligation; Waiver of Marshalling. This Agreement and the Loan Documents to which Obligors are a party are a primary and original obligation of each Obligor, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which Obligors are a party. Each Obligor agrees that its liability under this Agreement and the Loan Documents to which it is a party shall be immediate and shall not be contingent upon the exercise or enforcement by the Administrative Agent, the Lenders and the LC Issuers of whatever remedies they may have against the other Obligors. Each Obligor consents and agrees that the Administrative Agent, the Lenders and the LC Issuers shall be under no obligation to marshal any assets of any Obligor against or in payment of any or all of the Obligations.
9.3.    Financial Condition of Obligors. Each Obligor acknowledges that it is presently informed as to the financial condition of the other Obligors and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Obligor hereby covenants that it will continue to keep informed as to the financial condition of the other Obligors, the status of the other Obligors and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Obligor to the Administrative Agent, the Lenders and the LC Issuers for information, each Obligor hereby waives any and all rights it may have to require the Administrative Agent, the Lenders and the LC Issuers to disclose to such Obligor any information which the Administrative Agent, the Lenders and the LC Issuers may now or hereafter acquire concerning the condition or circumstances of the other Obligors.
9.4.    Continuing Liability. Subject to the provisions of Section 2.22, the liability of each Obligor under this Agreement and the Loan Documents to which such Obligor is a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Obligor hereby waives any right to revoke its liability under this Agreement and Loan Documents as to future indebtedness.
9.5.    Additional Waivers. Each Obligor absolutely, unconditionally, knowingly, and expressly waives (a) notice of acceptance hereof; (b) notice of any Loans or other financial accommodations made or extended under this Agreement and the Loan Documents to which Obligors are a party or the creation or existence of any Obligations; (c) notice of the amount of the Obligations, subject, however, to each Obligor's right to make inquiry of the Administrative Agent, the Lenders and the LC Issuers to ascertain the amount of the Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the other Obligors or of any other fact that might increase such Obligor's risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Obligors are a party; (f) notice of any Default or Unmatured Default; (g) all other notices (except, in each case, if such notice is specifically required to be given to any Obligor hereunder or under the Loan Documents to which Obligors are a party and demands to which such Obligor might otherwise be entitled); (h) any right of subrogation such Obligor has or may have as against the other Obligors with respect to the Obligations; (i) any right to proceed against the other Obligors or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Obligor may now have or hereafter have as against the other Obligors with respect to the Obligations; and (j) any right to proceed or seek recourse against or with respect to any property or asset of the other Obligors.
9.6.    Settlements or Releases. Each Obligor consents and agrees that, without notice to or by such Obligor, and without affecting or impairing the liability of such Obligor hereunder, the Administrative Agent, the Lenders and the LC Issuers may, by action or inaction (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the Loan Documents, or any part thereof, with respect to the other Obligors or any

Guarantor; (ii) release the other Obligors or any Guarantor or grant other indulgences to the other Obligors or any Guarantor in respect thereof; or (iii) release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security, if any, for the Obligations or any other guaranty of the Obligations, or any portion thereof.
9.7.    No Election. The Administrative Agent, the Lenders and the LC Issuers shall have the right to seek recourse against each Obligor to the fullest extent provided for herein, and no election by the Administrative Agent, the Lenders and the LC Issuers to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the Administrative Agent's, any Lenders' or any LC Issuers' right to proceed in any other form of action or proceeding or against other parties unless the Administrative Agent, the Lenders and the LC Issuers have expressly waived such right in writing.
9.8.    Joint Loan Account. At the request of Obligors to facilitate and expedite the administration and accounting processes and procedures of the Loans and the Facility LCs, the Administrative Agent, the Lenders and the LC Issuers have agreed, in lieu of maintaining separate loan accounts on the Administrative Agent's, the Lenders' and the LC Issuers' books in the name of each of the Obligors, that the Administrative Agent, the Lenders and the LC Issuers may maintain a single loan account under the name of all of the Obligors (the “Joint Loan Account”). All Loans shall be charged to the Joint Loan Account, together with all interest and other charges as permitted under and pursuant to this Agreement. The Joint Loan Account shall be credited with all repayments of Obligations received by the Administrative Agent, the Lenders and the LC Issuers, on behalf of Obligors, from any Obligor pursuant to the terms of this Agreement.
9.9.    Apportionment of Proceeds of Loans. Each Obligor expressly agrees and acknowledges that the Administrative Agent, the Lenders and the LC Issuers shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Obligors of (a) the Loans, the Reimbursement Obligations or any other Obligation, or (b) any of the expenses and other items charged to the Joint Loan Account pursuant to this Agreement. The Loans, the Reimbursement Obligations and the other Obligations and such expenses and other items shall be made for the collective, joint, and several account of Obligors and shall be charged to the Joint Loan Account.
9.10.    The Administrative Agent, Lenders and LC Issuers Held Harmless. Each Obligor agrees and acknowledges that the administration of this Agreement on a combined basis, as set forth herein, is being done as an accommodation to the Obligors and at their request, and that the Administrative Agent, the Lenders and the LC Issuers shall incur no liability to any Obligor as a result thereof. To induce the Administrative Agent, the Lenders and the LC Issuers to do so, and in consideration thereof, each Obligor hereby agrees to indemnify and hold the Administrative Agent, the Lenders and the LC Issuers harmless from and against any and all liability, expense, loss, damage, claim of damage, or injury, made against the Administrative Agent, the Lenders and the LC Issuers by Obligors or by any other Person, arising from or incurred by reason of such administration of the Agreement on a combined basis, except to the extent such liability, expense, loss, damage, claim of damage, or injury solely arises from the gross negligence or willful misconduct or breach of the obligations under the Loan Documents of the Administrative Agent, the Lenders and the LC Issuers, as applicable.
9.11.    Obligors' Integrated Operations. Each Obligor represents and warrants to the Administrative Agent, the Lenders and the LC Issuers that the collective administration of the Loans is being undertaken by the Administrative Agent, the Lenders and the LC Issuers pursuant to this Agreement because Obligors are integrated in their operation and administration and require financing on a basis permitting the availability of credit from time to time to the Obligors. Each Obligor will derive benefit, directly and indirectly, from such collective administration and credit availability because the successful operation of each Obligor is enhanced by the continued successful performance of the integrated group.
9.12.    Foreign Subsidiary Borrowers. Notwithstanding anything contained in this Article IX to the contrary, no Foreign Subsidiary Borrower shall be liable hereunder for any of the Loans made to, or any other Obligations incurred solely by or on behalf of, any Obligor which is a Domestic Subsidiary.
ARTICLE X
GENERAL PROVISIONS
10.1.    Survival of Representations. All representations and warranties of the Obligors contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
10.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.3.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
10.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Obligors, the Agents, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Obligors, the Agents, the LC Issuers and the Lenders relating to the subject matter thereof other than the fee letter described in Section 11.13.
10.5.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 10.6 (provided that, with respect to the Arrangers, only J.P. Morgan Securities LLC shall enjoy the benefits of Section 10.6(i)), 10.10, 11.11, and 11.13 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
10.6.    Expenses; Indemnification.
(i)The Obligors shall reimburse the Administrative Agent and JPMS for any reasonable out-of-pocket costs and expenses (including reasonable attorneys' and paralegals' fees, time charges and expenses of attorneys and paralegals for the Administrative Agent and JPMS, which attorneys and paralegals may not be employees of the Administrative Agent or JPMS, and expenses of and fees for other advisors and professionals engaged by the Administrative Agent or JPMS) paid or incurred by the Administrative Agent or JPMS in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, administration and collection of the Loan Documents. The Obligors also agree to reimburse the Agents, Arrangers, the LC Issuers and the Lenders for any reasonable out-of-pocket costs and expenses (including reasonable attorneys' and paralegals' fees, time charges and expenses of attorneys and paralegals for the Agents, the Arrangers, the LC Issuers and the Lenders, which attorneys and paralegals may not be employees of the Agents, the Arrangers, the LC Issuers or the Lenders) paid or incurred by the Agents, the Arrangers, any LC Issuers or any Lender in connection with the collection and enforcement of the Loan Documents. Notwithstanding anything herein or in any other Loan Document to the contrary, any and all provisions in this Agreement or in any other Loan Document that obligates the Company or any of its Subsidiaries to pay the attorney's fees or expenses of another Person shall be deemed to obligate the Company or such Subsidiary (as the case may be) to pay the actual and reasonable attorney's fees and expenses of such Person and such fees and expenses shall be calculated without giving effect to any statutory presumptions as to the reasonableness or the amount thereof that may apply under applicable law.
(ii)The Obligors hereby further agree to indemnify the Agents, the Arrangers, the LC Issuers, each Lender, their respective affiliates, and each of their directors, officers and employees (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agents, the Arrangers, the LC Issuers, any Lender or any affiliate is a party thereto, and all reasonable attorneys' and paralegals' fees, time charges and expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents or any other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that they are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, (B) the material breach by such Indemnitee of its express obligations under the Loan Documents pursuant to a claim initiated by the Company or any of its Subsidiaries or (C) any dispute solely among Indemnitees (not arising as a result of any act or omission by the Company or any of its Subsidiaries or Affiliates) other than claims against any of the Administrative Agent, the Arrangers or the Lenders in its capacity or in fulfilling its role as the Administrative Agent, an Arranger, a LC Issuer or the Swing Line Lender or any similar role under or in connection with this Agreement). The obligations of the Obligors under this Section 10.6 shall survive the termination of this Agreement.
10.7.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders, to the extent that the Administrative Agent deems necessary.
10.8.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company's request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company's and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably mutually satisfactory to the Company, the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capitalized Lease.
10.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
10.10.    Nonliability of Lenders. The relationship between the Obligors on the one hand and the Lenders, the LC Issuers and the Agents on the other hand shall be solely that of borrower (and/or guarantor, as applicable) and lender. None of the Agents, the Arrangers, the LC Issuers or any Lender shall have any fiduciary responsibilities to the Obligors. None of the Agents, the Arrangers, the LC Issuers or any Lender undertakes any responsibility to the Obligors to review or inform the Obligors of any matter in connection with any phase of any Obligor's business or operations. The Obligors agree that none of the Agents, the Arrangers, the LC Issuers or any Lender shall have liability to the Obligors (whether sounding in tort, contract or otherwise) for losses suffered by the Obligors in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct or breach of the obligations under the Loan Documents of the party from which recovery is sought. None of the Agents, the Arrangers, the LC Issuers or any Lender shall have any liability with respect to, and the Obligors hereby waive, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Obligors in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
10.11.    Confidentiality. Each Lender agrees to hold any confidential information which it may receive from any Obligor pursuant to this Agreement in confidence, except for disclosure to the following Persons for the following purposes (and under the terms of confidence that are substantially the same as this Section in the case of any disclosure covered by clause (i), (ii), (vi) or (vii) below): (i) to other Lenders and their respective Affiliates in connection with the transactions contemplated by this Agreement, (ii) to legal counsel, accountants, and other professional advisors to such Lender in connection with the transactions contemplated by this Agreement or to a Transferee or prospective Transferee in connection with the transactions contemplated by this Agreement, (iii) to regulatory officials as required by applicable law as determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (iv) to any Person as required by law, regulation, or legal process as determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (v) to any Person to the extent required in any legal proceeding to which such Lender is a party as determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (vi) to such Lender's direct or indirect contractual counterparties in swap agreements relating to the Loans or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 13.4.
10.12.    Lenders Not Utilizing Plan Assets. None of the consideration used by any of the Lenders, any LC Issuer or Designated Lenders to make its Credit Extensions constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of each of the Lenders, the LC Issuers and Designated Lenders in and under the Loan Documents shall not constitute such “plan assets” under ERISA.
10.13.    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.
10.14.    Disclosure. The Obligors and each Lender hereby acknowledge and agree that JPMorgan and/or its respective Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Obligors and its Affiliates.
10.15.    Subordination of Intercompany Indebtedness. The Obligors agree that any and all claims of any Obligor against any Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default is continuing the Obligors may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness to the extent otherwise permitted under this Agreement. Notwithstanding any right of any Obligor to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Obligors, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor (whether constituting part of any collateral given to any Agent or any Lender to secure payment of all or any part of the Obligations or otherwise) shall be and are subordinated to the rights of the Agents, the LC Issuers and the Lenders in those assets. No Obligor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations arising under the Loan Documents (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to all of the Loan Documents have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Guarantor is dissolved or if substantially all of the assets of any Guarantor are sold (other than in an transaction permitted under this Agreement), then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to any Obligor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations, due or to become due, until such Obligations arising under the Loan Documents (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by any Obligor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Obligations arising under the Loan Documents (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to all of the Loan Documents, such Obligor shall receive and hold the same in trust, as trustee, for the benefit of the Agents, the LC Issuers and the Lenders and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Agents, the LC Issuers and the Lenders, in precisely the form received (except for the endorsement or assignment of such Obligor where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Obligor as the property of the Agents, the LC Issuers and the Lenders. If any Obligor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Obligor agrees that until the Obligations arising under the Loan Documents (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Obligors and the Agents, the LC Issuers and the Lenders have been terminated, no Obligor will assign or transfer to any Person (other than the Administrative Agent or any other transferee that agrees to be bound by the terms of this Agreement in writing (in form and substance acceptable to the Administrative Agent)) any claim any Obligor has or may have against any Guarantor.
10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Obligor acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm's-length commercial transactions between such Obligor and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Obligor or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Obligor or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Obligor and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Obligor or its Affiliates. To the fullest extent permitted by law, each Obligor hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17.    USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Obligors pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for each Obligor: When any Obligor opens an account, if such Obligor is an individual, the Administrative Agent and the Lenders will ask for such Obligor's name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify such Obligor, and, if such Obligor is not an individual, the Administrative Agent and the Lenders will ask for such Obligor's name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such

Obligor. The Administrative Agent and the Lenders may also ask, if any Obligor is an individual, to see such Obligor's driver's license or other identifying documents, and, if such Obligor is not an individual, to see such Obligor's legal organizational documents or other identifying documents.
ARTICLE XI
THE AGENTS
11.1.    Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Wells Fargo Bank, National Association is hereby appointed by each of the Lenders as the Syndication Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Syndication Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Each of Bank of America, N.A., Branch Banking & Trust Company and KeyBank National Association is hereby appointed by the Lenders as a Co-Documentation Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Co-Documentation Agents to act as the contractual representatives of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Each Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent”, “Syndication Agent” or “Co-Documentation Agent”, it is expressly understood and agreed that no Agent shall have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that each Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In their capacities as the Lenders' contractual representative, the Agents (i) do not hereby assume any fiduciary duties to any of the Lenders, (ii) are “representatives” of the Lenders within the meaning of Section 9-102 of the Uniform Commercial Code and (iii) are acting as independent contractors, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against any Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
11.2.    Powers. Each Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agents shall have no implied duties or fiduciary duties to the Lenders or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the applicable Agents.
11.3.    General Immunity. No Agent or any of its respective directors, officers, agents or employees shall be liable to the Obligors, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
11.4.    No Responsibility for Loans, Recitals, etc. No Agent or any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agents or any of them; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Pledged Equity or other collateral security; or (g) the financial condition of the Obligors or any other guarantor of any of the Obligations or of any of the Company's or any such guarantor's respective Subsidiaries. The Agents shall have no duty to disclose to the Lenders information that is not required to be furnished by any Obligor to any Agent at such time, but is voluntarily furnished by any Obligor to such Agent (either in its capacity as an Agent or in its individual capacity).
11.5.    Action on Instructions of Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agents shall be under no duty to take any discretionary action permitted to be taken by any of them pursuant to the provisions of this Agreement or any other Loan Document unless they shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
11.6.    Employment of Agents and Counsel. Any Agent may execute any of its respective duties as an Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Agent shall be entitled to advice of counsel concerning the contractual arrangement between such Agent and the Lenders and all matters pertaining to such Agent's duties hereunder and under any other Loan Document.
11.7.    Reliance on Documents; Counsel. Each Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by such Agent, which counsel may be employees of such Agent.
11.8.    Agents' Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify each Agent ratably in proportion to the Lenders' Pro Rata Shares of Aggregate Commitment (or, after the Facility Termination Date, of the Aggregate Outstanding Credit Exposure) (i) for any amounts not reimbursed by the Obligors for which such Agent is entitled to reimbursement by the Obligors under the Loan Documents, (ii) for any other expenses incurred by such Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, but not limited to, for any expenses incurred by such Agent in connection with any dispute between such Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against such Agent in connection with any dispute between such Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment in a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent and (ii) any indemnification required pursuant to Section 3.5(viii) shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.
11.9.    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless such Agent has received written notice from a Lender or the Obligors referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to the Lenders.
11.10.    Rights as a Lender. In the event any Agent is a Lender, such Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, at any time when any Agent is a Lender, unless the context otherwise indicates, include such Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.
11.11.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Agent for any of its Affiliates in any capacity.
11.12.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, in consultation with the Company, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time, without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then (a) the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent and (b) the references to “JPMorgan” in the definitions of “Prime Rate” and in Section 2.21.11(i), in Section 10.14 and in the last sentence of Section 2.13(i) shall be deemed to be a reference to such successor Administrative Agent in its individual capacity.
11.13.    Agent and JPMS Fees. The Company agrees to pay to the Administrative Agent and JPMS, for their respective accounts, the fees agreed to by the Company, the Administrative Agent and JPMS pursuant to that certain letter agreement dated on or about December 27, 2011 or as otherwise agreed from time to time.
11.14.    Delegation to Affiliates. The Borrowers and the Lenders agree that any Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the applicable Agent is entitled under Articles IX and X.
11.15.    Release of Guarantors. Upon (i) the liquidation or dissolution of any Guarantor (provided that, for purposes of this Section 11.15, “Guarantor” shall not include the Company), or the sale of all of the Capital Stock of any Guarantor owned by the Company and its Subsidiaries, in each case so long as such transaction does not violate the terms of any Loan Document or is consented to in writing by the Required Lenders or all of the Lenders, as applicable or (ii) the termination of all the Commitments, and the payment and satisfaction in full in cash of all Obligations arising under the Loan Documents (other than contingent indemnity obligations), such Guarantor shall be automatically released from all obligations under the applicable Guaranty and any other Loan Documents to which it is a party (other than contingent indemnity obligations), and upon at least five (5) Business Days' prior written request by the Company (or such shorter period of time as is reasonably determined by the Administrative Agent to be acceptable), the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the applicable Guarantor from its obligations under the applicable Guaranty and such other Loan Documents; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Guarantor without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations of the Obligors, or any other Guarantor's obligations under the applicable Guaranty, or, if applicable, any obligations of the Company or any Subsidiary in respect of the proceeds of any such sale retained by the Company or any Subsidiary.
11.16.    Authority with Respect to Pledge Agreements.
11.16.1    Authority to Enter into Pledge Agreements. In its capacity, the Administrative Agent is a “representative” of the Holders of Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Pledge Agreements to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Obligations upon the terms of the Pledge Agreements. In the event that any Pledged Equity is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Pledged Equity in favor of the Administrative Agent on behalf of the Holders of Obligations.
11.16.2    Authority to Release Pledged Equity. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Pledged Equity (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations arising hereunder (other than contingent indemnity obligations); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Pledged Equity pursuant hereto. Upon any sale or transfer of assets constituting Pledged Equity which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Obligations herein or pursuant hereto upon the Pledged Equity that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Pledged Equity.
11.16.3    Pledge of Capital Stock of Quebec Subsidiary. Each Obligor, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Obligor or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Obligor or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Obligor or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Obligor or any Subsidiary and pledged in favor of the Holders of Obligations in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Québec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by any Obligor or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Obligor or any Subsidiary).
11.16.4    Pledge of Capital Stock of Dutch Subsidiary. The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Holders of Obligations in satisfaction of the Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.
11.16.5    Pledge of Capital Stock of German Subsidiary. The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhänder) and (ii) administer and hold as fiduciary agent (Treuhänder) any pledge created under a German law governed Pledge Agreement which is created in favor of any Holder of Obligations or transferred to any Holder of Obligations due to its accessory nature (Akzessorietät), in each case in its own name and for the account of the Holders of Obligations. Each Lender (on behalf of itself and its affiliated Holders of Obligations) hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Pledge Agreement, accept as its agent in its name and on its behalf any pledge or other creation of any accessory security right in relation to this Agreement and to agree to and execute on its behalf as its representative in its name and on its behalf any amendments, supplements and other alterations to any such Pledge Agreement and to release on behalf of any such Lender or Holder of Obligations any such Pledge Agreement and any pledge created under any such Pledge Agreement in accordance with the provisions herein and/or the provisions in any such Pledge Agreement.
ARTICLE XII
SETOFF; RATABLE PAYMENTS
12.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or (to the extent permitted by applicable law) any Affiliate of any Lender to or for the credit or account of any Obligor may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.
12.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XIII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Obligors and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Obligor shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by participation must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2.    Participations.
13.2.1    Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.
13.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.
13.2.3    Benefit of Certain Provisions. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 10.6 and 10.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Notes or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Notes or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Notes or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3.    Assignments.
13.3.1    Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of ABL and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the Assignment Agreement, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.
13.3.2    Consents. The consent of ABL shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided that ABL shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that the consent of ABL shall not be required if a Default has occurred and is continuing or if such assignment is in connection with the physical settlement of credit derivative transactions, which credit derivative transactions shall have been entered into by the applicable Lender in connection with such Lender's management of its credit portfolio in the ordinary course of business. The consent of the Administrative Agent and each LC Issuer shall be required prior to an assignment becoming effective. Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed.
13.3.3    Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3.1 and 13.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender's Affiliate), such assignment shall become effective on the effective date specified in such Assignment Agreement. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under such Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by any Obligor, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.3, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
13.3.4    The Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.
13.4.    Dissemination of Information. The Obligors authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by any Borrower pursuant to Section 6.1; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.
13.5.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).
ARTICLE XIV
NOTICES
14.1.    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 14.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Company or any Borrower, to it c/o Acuity Brands, Inc., 1170 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia, Attention of Dan Smith, Senior Vice President, Treasurer and Secretary (Telecopy No. (404) 853-1430; Telephone No. (404) 853-1423);
(ii)    if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, Illinois 60603, Attention of Joyce King(Telecopy No. (888) 292-9533) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 3475 Piedmont Road NE, 18th Floor, Atlanta, Georgia 30305, Attention of John Horst (Telecopy No. (404) 926-2579);

(iii)    if to the LC Issuer, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, Illinois 60603, Attention of Joyce King(Telecopy No. (888) 292-9533);
(iv)    if to the Swing Line Lender, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, Illinois 60603, Attention of Joyce King(Telecopy No. (888) 292-9533); and
(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
14.2.    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
14.3.    Change of Address. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
ARTICLE XV
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company, the initial Borrowers, the Agents, the LC Issuers and the Lenders and each party has notified the Agents by facsimile transmission or telephone that it has taken such action.
ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF VENUE, FORUM AND JURY TRIAL
16.1.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
16.2.    CONSENT TO JURISDICTION. EACH OBLIGOR hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern

District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, ANY LC ISSUER or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
16.3.    SERVICE OF PROCESS. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 14.1. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 16.2 in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.22. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 16.2 in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 16.3; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the ASSUMPTION LETTER to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
16.4.    WAIVER OF VENUE AND FORUM. EACH OBLIGOR hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in SECTION 16.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
16.5.    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY

APPLICABLE LAW, THE BORROWERS, THE AGENTS, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, the initial Borrowers, the Lenders, the LC Issuers and the Agents have executed this Agreement as of the date first above written.

ACUITY BRANDS, INC., as the Company

By:	/s/ C. DAN SMITH
Name:	C. Dan Smith
Title:	Senior Vice President, Treasury and Secretary

ACUITY BRANDS LIGHTING, INC., as a Borrower

By:	/s/ C. DAN SMITH
Name:	C. Dan Smith
Title:	Senior Vice President, Treasury and Secretary

Signature Page to Credit Agreement
Acuity Brands, Inc. et al

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, as the Swing Line Lender, as a LC Issuer and as a Lender

By:	/s/ B. MICHAEL MARINO
Name:	B. Michael Marino
Title:	Managing Director

Signature Page to Credit Agreement
Acuity Brands, Inc. et al

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ KAREN H. MCCLAIN
Name:	Karen H. McClain
Title:	Managing Director

Signature Page to Credit Agreement
Acuity Brands, Inc. et al

BANK OF AMERICA, N.A., as a Lender

By:	/s/ JEANNETTE LU
Name:	Jeannette Lu
Title:	Vice President

Signature Page to Credit Agreement
Acuity Brands, Inc. et al

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ BRANTLEY ECHOLS
Name:	Brantley Echols
Title:	Senior Vice President

Signature Page to Credit Agreement
Acuity Brands, Inc. et al

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ THOMAS J. PURCELL
Name:	Thomas J. Purcell
Title:	Senior Vice President

Signature Page to Credit Agreement
Acuity Brands, Inc. et al

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ STEVEN L. SAWYER
Name:	Steven L. Sawyer
Title:	Vice President

Signature Page to Credit Agreement
Acuity Brands, Inc. et al

RBC BANK (USA), as a Lender

By:	/s/ HEATHER H. ALLEN
Name:	Heather H. Allen
Title:	Senior Vice President

Signature Page to Credit Agreement
Acuity Brands, Inc. et al

EXHIBIT A

FORM OF OPINION

OF

KING & SPALDING LLP,

SPECIAL COUNSEL OF THE BORROWERS AND EACH GUARANTOR
[Attached]

JPMorgan Chase Bank, N.A., as Administrative Agent
and each of the Lenders party to the
Credit Agreement referenced below
January 31, 2012

January 31, 2012

JPMorgan Chase Bank, N.A., as Administrative Agent
and each of the Lenders party to the
Credit Agreement referenced below
10 S. Dearborn Street
Chicago, Illinois 60603

Re:    Acuity Brands, Inc.
Ladies and Gentlemen:
We have acted as special New York counsel for Acuity Brands, Inc., a Delaware corporation (“Acuity Brands”), Acuity Brands Lighting, Inc., a Delaware corporation (“Acuity Lighting” and together with Acuity Brands, each a “Delaware Party” and collectively, the “Delaware Parties”), and ABL IP Holding LLC, a Georgia limited liability company (“ABL IP” and together with the Delaware Parties, each an “Opinion Party” and collectively, the “Opinion Parties”), in connection with the negotiation, execution and delivery of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Delaware Parties, the lenders identified on the signature pages thereto (the “Lenders”) and JPMorgan Chase Bank, N.A. as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as a Lender, as Swing Line Lender, and as an LC Issuer. This opinion letter is delivered to you pursuant to Section 4.1(vii) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
For purposes of the opinions expressed herein, we have reviewed each of the following documents:

(1)	the Credit Agreement; and

(2)	the Guaranty, dated as of the date hereof, by ABL IP (the “Guaranty”).
The Credit Agreement and the Guaranty are collectively referred to herein as the “Opinion Documents”.
We have also reviewed such other documents and given consideration to such matters of law and fact as we have deemed appropriate to render the opinions expressed herein. The documents so reviewed have included the originals or copies, certified or otherwise identified to our satisfaction, of certain organizational records and documents of the Opinion Parties, and the certificate delivered on behalf of the Opinion Parties to us on this date in connection with this letter. We have relied on the accuracy and completeness of all factual matters set forth in such organizational records, documents, and certificates, as well as the representations and warranties as to factual matters set forth in each Opinion Document.
In rendering the opinion set forth in paragraph 1 below with respect to the current status of each Delaware Party in the State of Delaware and ABL IP in the State of Georgia, we have relied solely on

JPMorgan Chase Bank, N.A., as Administrative Agent
and each of the Lenders party to the
Credit Agreement referenced below
January 31, 2012

certificates issued with respect to each Delaware Party by the Secretary of State of the State of Delaware and ABL IP by the Secretary of State of the State of Georgia, and we have assumed that each such certificate was properly issued and remains accurate as of the date of this letter. Our opinion set forth in paragraph 1 below is limited to the meanings ascribed to such certificates.
For purposes of the opinions expressed herein, we have assumed (i) the genuineness of all signatures on all documents submitted to us as originals, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as copies, (iv) the absence of duress, fraud, or mutual mistake of material facts on the part of the parties to the Opinion Documents, and (v) the legal capacity and competency of natural Persons who have executed the documents that we have reviewed.
We have further assumed that (i) each party (other than the Opinion Parties) to each Opinion Document (the “Lender Parties”) has all requisite power and authority to enter into and perform its obligations under each Opinion Document to which it is a party and has complied with all applicable banking, insurance and other laws and regulations to which it may be subject, including, without limitation, any requirement that any Lender Party be authorized to transact business as a foreign entity in any jurisdiction in which enforcement of such Opinion Document is sought by such Lender Party, (ii) each Opinion Document has been duly authorized, executed and delivered by each Lender Party party thereto and constitutes the legal, valid and binding obligation of each Lender Party party thereto, (iii) each Opinion Document accurately reflects the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder; (iv) as of the date hereof, no Opinion Document has been amended, supplemented, waived or otherwise modified, directly or indirectly, orally or in writing, by any other agreement or understanding of the parties; and (v) to the extent applicable law requires that any Lender Party act in accordance with applicable duties of good faith or fair dealing, in a commercially reasonable manner, or otherwise in compliance with applicable legal requirements in exercising its rights and remedies under each such Opinion Document, such Lender Party will fully comply with such legal requirements, notwithstanding any provision of any Opinion Document that purports to grant such Lender Party the right to act or fail to act in a manner contrary to such legal requirements, or based on its sole judgment or in its sole discretion or provisions of similar import.
Based on the foregoing, and subject to the other assumptions, limitations, qualifications and exceptions stated herein, we are of the opinion that:
1.Each Delaware Party is a corporation validly existing under the DGCL. ABL IP is a limited liability company validly existing under the GLLC Act.
2.Each Opinion Party (i) has the corporate or limited liability company power, as applicable, to execute and deliver and to perform its obligations under each Opinion Document to which it is a party and (ii) has taken all corporate or limited liability company action, as applicable, necessary to authorize the execution and delivery by such Opinion Party of each Opinion Document to which it is a party and the performance by such Opinion Party of its obligations thereunder.
3.Each Opinion Document has been duly executed and delivered by each Opinion Party party thereto.
4.The execution and delivery by each Opinion Party of each Opinion Document to which it is a party does not and the performance by each Opinion Party of its obligations thereunder will not (i) result in a violation of the certificate of incorporation or certificate of formation of such Opinion Party, (ii) result in the violation of the by-laws or limited liability company agreement of such Opinion Party, (iii) result in a violation of any statute or regulation of the United States or the State of New York, (iv) constitute a breach or default under, or result in the creation of any lien or security interest on the assets or properties of any

JPMorgan Chase Bank, N.A., as Administrative Agent
and each of the Lenders party to the
Credit Agreement referenced below
January 31, 2012

Opinion Party pursuant to the terms of any agreement or instrument listed on Schedule I hereto to which such Opinion Party is a party or subject, or by which any of its assets or properties are bound.
5.No consent or approval from nor any filing with any governmental authority under any law of the United States or the State of New York is required to be obtained or made by any Opinion Party to authorize, or is required in connection with, the execution and delivery by any Opinion Party of the Opinion Documents to which it is a party or the incurrence or payment of its indebtedness or guarantee obligations thereunder, except such approvals and filings that have been obtained and made and remain in force as of the date hereof.
6.Each Opinion Document is the valid and binding obligation of each Opinion Party party thereto and enforceable against each such Opinion Party in accordance with its terms.
7.Assuming that the proceeds of each Loan are used in accordance with the terms of the Credit Agreement, neither the making of any Loan on the Closing Date violates, nor use of the proceeds thereof as provided in the Credit Agreement will violate, Regulation U or X promulgated by the Board of Governors of the Federal Reserve System.
8.No Opinion Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
The opinions expressed herein are limited to (i) the laws of the State of New York and United States federal law that, in each case, is in our experience normally applicable to business organizations generally and to transactions of the type contemplated by the Opinion Documents, (ii) the Delaware General Corporation Law (the “DGCL”) and (iii) the Georgia Limited Liability Company Act (the “GLLC Act”).
Finally, except as expressly set forth in paragraphs 7 and 8 above, we express no opinion as to any matter arising under any applicable federal or state securities law, antitrust or trade law, environmental law, health or safety law, tax, labor, insurance, pension and employee benefit law, any law relating to licenses, permits, approvals or similar matters applicable to the properties, businesses or activities of each Opinion Party, or any matter of local or municipal law adopted by any political subdivision of any state, or any other law that is applicable to the transactions contemplated by any Opinion Document or the parties thereto because of the nature or extent of their properties or business activities.
The opinions expressed herein are subject to the following limitations, qualifications and exceptions:
A.The opinions expressed herein are limited (i) by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors (including, without limitation, matters of contract rejection, fraudulent conveyances and obligations, turn-over, preference, equitable subordination, automatic stay, and substantive consolidation under federal bankruptcy laws, as well as state laws regarding fraudulent transfers, obligations, and conveyances, and state receivership laws), (ii) by general principles of equity, whether applied by a court of law or equity (including, without limitation, principles governing the availability of specific performance, injunctive relief or other equitable remedies, principles affording equitable defenses such as waiver, laches and estoppel, and legal standards requiring reasonableness or materiality of breach for exercise of remedies or providing for defenses based on impracticability or impossibility of performance or on obstruction or failure to perform or otherwise act in accordance with an agreement) and (iii) in that certain of the remedial, waiver and other provisions of the Opinion Documents may not be enforceable or may be limited by applicable law and judicial decisions, provided that such limitations do not make the remedies provided for in the Opinion Documents inadequate for the practical realization of the benefits intended to be afforded thereby, except for the economic consequences, if any, resulting from any delay caused by such applicable laws and judicial decisions, so long as such remedies are exercised in compliance with applicable laws and

JPMorgan Chase Bank, N.A., as Administrative Agent
and each of the Lenders party to the
Credit Agreement referenced below
January 31, 2012

judicial decisions relating to the exercise of such remedies.
B.We express no opinion as to the effect of the law of any jurisdiction (other than the State of New York) wherein any Lender (or its applicable lending office) may be located that limits rates of interest or fees that may be charged or collected by such Lender.
C.Our opinion in paragraph 6 above, insofar as it concerns the enforceability of the choice of New York law and the choice of New York forum provisions of the Opinion Documents, is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. C.P.L.R 327(b) (collectively, the “Act”) and is subject to the qualification that such enforceability may be limited by public policy consideration of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. The choice of New York law (or the law of any other jurisdiction) does not apply to the extent provided to the contrary in mandatory choice of law provisions of subsection (2) of Section 1-105 of the New York Uniform Commercial Code, and the application of New York law pursuant to the Act to a transaction that has no contact or only insignificant contact with New York State may be subject to constitutional limitations.
D.We express no opinion with respect to the adequacy of waivers set forth in any guaranty insofar as they might not be broad enough for all situations which might arise for which you would find a waiver desirable, and we express no opinion as to whether the guaranty would remain enforceable if you release the primary obligors either directly or by electing a remedy which precludes you from proceeding directly against the obligors.
E.No opinion is expressed with respect to the validity, binding effect, or enforceability of those provisions (if any) of the Opinion Documents:
(i)    requiring indemnification for, or providing exculpation, release, or exemption from liability for, any action or inaction by any other person or entity, to the extent such action or inaction involves gross negligence, bad faith, willful misconduct or unlawful conduct on the part of any such person or entity or to the extent arising under the securities laws or otherwise contrary to public policy;
(ii)     imposing increased interest rates or late payment charges on delinquency in payment or other default or providing for liquidated damages or for premiums on acceleration or termination, to the extent any such provisions may be deemed to be penalties or forfeitures;
(iii)     that have the effect of waiving statutes of limitation and marshaling of assets or similar requirements;
(iv)     providing that modifications of such documents or waivers or consents by a party thereunder may not be given effect unless in writing or in compliance with particular requirements, or that a party's course of dealing, course of performance, or the like or failure or delay in taking action may not constitute a waiver of related rights or provisions, or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind;
(v)    providing that the provisions of such documents are severable;
(vi)    authorizing or permitting any Affiliate of any Lender, the Administrative Agent or any purchaser of a participation interest as provided in the Credit Agreement to set off or apply any deposit, property or indebtedness of any Opinion Party;
(vii)    purporting to require a waiver of defenses, setoffs or counterclaims against any Lender Party;
(viii)    purporting to grant to any Lender Party the power to make any decision or to take or refrain

JPMorgan Chase Bank, N.A., as Administrative Agent
and each of the Lenders party to the
Credit Agreement referenced below
January 31, 2012

from taking any action or to give or withhold its consent to any matter in each case in the sole discretion of any Lender Party (or words to comparable effect);
(ix)    requiring the payment of expenses or attorneys' fees, except to the extent that a court determines such fees to be reasonable;
(x)    to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations;
(xi)     that excuses the issuer of a letter of credit from liability to the extent such provision is unenforceable under Section 5-103 of the New York Uniform Commercial Code;
(xii)    purporting to survive notwithstanding the satisfaction, cancellation, discharge, release, foreclosure or assignment of the Opinion Documents;
(xiii)    purporting to permit the exercise, under certain circumstances, of rights or remedies without notice or without providing opportunity to cure failures to perform;
(xiv)     purporting to grant to a party conclusive rights of determination;
(xv)    waiving rights to object to venue or consenting to venue, service of process or methods of service of process;
(xvi)     waiving or varying rights, remedies and other legal provisions under law;
(xvii)    granting any power of attorney or proxy;
(xviii)    releasing or waiving unknown or unmatured claims or rights; or
(xix)    waiving rights to a jury trial to the extent enforceability thereof is determined by any court other than a New York state court or a federal court sitting in New York applying New York law.
F.We express no opinion as to the creation, attachment, validity, enforceability, perfection or priority of any liens or security interests.
This opinion letter speaks only as of the date hereof, and we expressly disclaim any responsibility to advise you of any development or circumstance, including changes of law of fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein. This opinion letter is furnished to the addressees hereof solely in connection with the transactions contemplated by the Opinion Documents, is solely for the benefit of the addressees hereof and may not be relied upon by any other Person or for any other purpose without our prior written consent. Notwithstanding the foregoing, this opinion letter may be relied upon by any Person that becomes a Lender after the date hereof in accordance with the provisions of the Credit Agreement as if this opinion letter were addressed and delivered to such Person on the date hereof. Any such reliance must be actual and reasonable under the circumstances existing at the time such Person becomes a Lender, taking into account any changes in law or facts and any other developments known to or reasonably knowable by such Person at such time.

JPMorgan Chase Bank, N.A., as Administrative Agent
and each of the Lenders party to the
Credit Agreement referenced below
January 31, 2012

Very truly yours,

KING & SPALDING LLP

SCHEDULE I

1.
Amended and Restated Credit and Security Agreement, dated as of October 19, 2007, among Acuity Unlimited Inc., as Borrower, Acuity Lighting as Servicer, Variable Funding Capital Company, the institutions party thereto from time to time as Liquidity Banks and Wachovia Bank, National Association as Agent.

2.	Indenture, dated December 8, 2009, among Acuity Lighting as Issuer, Acuity Brands as Parent Guarantor, ABL IP as a Guarantor and Wells Fargo Bank, National Association as Trustee.

3.	6.00% Senior Note due 2019, in the principal amount of $350,000,000.

EXHIBIT B
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of January 31, 2012 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Acuity Brands, Inc., a Delaware corporation (the “Company”), Acuity Brands Lighting, Inc. (“ABL”), the Subsidiary Borrowers from time to time parties thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES IN HIS OR HER REPRESENTATIVE CAPACITY ON BEHALF OF THE COMPANY THAT:
1.I am the duly elected of the Company;
2.I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;
3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4.Schedule I attached hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
5.Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement and the other Loan Documents and the status of compliance.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:
The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , .

ACUITY BRANDS, INC.

By:
Name:
Title:

11
SCHEDULE 1 TO COMPLIANCE CERTIFICATE
Compliance as of _________, ____ with
Provisions of and of
the Agreement

I.	FINANCIAL COVENANTS

A.	MAXIMUM leverage RATIO (Section 6.18.1)

(1)	Indebtedness For Borrowed Money (excluding any undrawn amounts in respect of Facility LCs) = $___________

(2)	EBITDA

(a)	EBIT (Item B(1) below) $___________

(b)	Depreciation expense + $___________

(c)	Amortization expense + $___________

(d)	EBITDA = $___________

(3)	Leverage Ratio (Ratio of 1 to 2(d)) _____ to 1.00

(4)	State whether the Leverage Ratio exceeded the ratio permitted under Section 6.18.1 Yes/No

B.	MINIMUM INTEREST EXPENSE COVERAGE RATIO (Section 6.18.2)

(1)	EBIT:

(a)	Net Income $___________

(b)	Interest Expense + $___________

(c)	Charges against income for foreign, federal,
state and local taxes    +    $___________

(d)	Other non-recurring non-cash charges + $___________

(e)	Non-cash expenses associated with stock + $___________

(f)	compensation plan

(g)	Extraordinary non-recurring cash charges +

$___________

(h)	[Maximum: $15,000,000 over the term of the Credit Agreement]

(i)	Other non-recurring non-cash credits - $___________

(j)	EBIT = $___________

(2)	Interest Expense $___________

(3)	Fixed Charge Coverage Ratio (Ratio of 1(g) to 2) _____ to 1.00

(4)	State whether the Fixed Charge Coverage Ratio was less than the ratio permitted under Section 6.18.2 Yes/No
II.OTHER MISCELLANEOUS PROVISIONS

A.	SUBSIDIARY INDEBTEDNESS (Section 6.11)

(1)	Aggregate principal amount of intercompany Indebtedness owed to the Company or any Guarantor by any Subsidiary that is not a Guarantor [Maximum: 10% of Consolidated Net Worth] $____________

(2)	Aggregate principal amount of Receivables Facility Attributed Indebtedness $____________

(3)	[Maximum: $250,000,000]

(4)	Aggregate principal amount of other Indebtedness incurred by the Company and its Subsidiaries not otherwise permitted under Section 6.11 $____________

(5)	[Maximum: $150,000,000]

B.	Guarantors (Section 6.10)

(1)
Attached hereto is a list of all Subsidiaries of the Company, which list includes an indication of whether such Subsidiaries are parties to (or all or a portion of their equity interests are subject to) a Guaranty or a Pledge Agreement.

SCHEDULE II TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

EXHIBIT C
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1	Assignor:

2	Assignee:		[and is an Affiliate/Approved
Fund of [identify Lender][1]

3	Borrower(s):	Acuity Brands Lighting, Inc. and the Subsidiary Borrowers

4	Agent:	JPMorgan Chase Bank, N.A.	, as the agent under the Credit
Agreement.

5	Credit Agreement:
The Credit Agreement dated as of January 31, 2012 (as amended, modified, renewed or extended from time to time) among Acuity Brands, Inc., Acuity Brands Lighting, Inc., the Subsidiary Borrowers from time to time parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Agent.

[1] Select as applicable.

6	Assigned Interest:

Facility Assigned		Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
____________		$	$	_______%
____________		$	$	_______%
____________		$	$	_______%

7	Trade Date:		[3]

Effective Date: ____________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:_________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:_________________________________
Title:

[Consented to and][4]Accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:____________________________
Title:

[Consented to:][5]

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3] Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
4 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, LC Issuer) is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]

By:_______________________________
Title:

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of any Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ADMINISTRATIVE QUESTIONNAIRE
(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS
(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

EXHIBIT D
[Intentionally Omitted]

EXHIBIT E
NOTE
January 31, 2012
[BORROWER'S NAME], (the “Borrower”) promises to pay to the order of [LENDER] (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of January 31, 2012 (which, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time, is herein called the “Agreement”), among Acuity Brands, Inc. (the “Company”), the Borrower, certain other Subsidiaries of the Company party thereto as Borrowers, the lenders party thereto, including the Lender and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
The Borrower hereby waives presentment, demand, protest and any notice of any kind. No failure to exercise and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note shall be construed in accordance with and governed by the law of the State of New York.
[BORROWER'S NAME]
By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS
OF PRINCIPAL TO NOTE
DATED JANUARY 31, 2012

		Principal	Maturity	Principal
	Currency of	Amount of	of Interest	Amount	Unpaid
Date	Loan	Loan	Period	Paid	Balance

EXHIBIT F
LIST OF CLOSING DOCUMENTS
CLOSING DOCUMENTS

$250,000,000

CREDIT FACILITY

ACUITY BRANDS, INC.
ACUITY BRANDS LIGHTING, INC.
AND CERTAIN SUBSIDIARY BORROWERS

January 31, 2012

LIST OF CLOSING DOCUMENTS1

A.    LOAN DOCUMENTS

1.
Credit Agreement (the “Credit Agreement”) by and among Acuity Brands, Inc., a Delaware corporation (the “Company”), Acuity Brands Lighting, Inc., a Delaware corporation (“ABL”), the Subsidiary Borrowers from time to time parties thereto (together with ABL, the “Borrowers”), the institutions from time to time parties thereto as lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as contractual representative capacity (the “Administrative Agent”), evidencing a $250,000,000 five-year revolving credit facility to the Borrowers from the Lenders.

EXHIBITS

EXHIBIT A	--	Form of Opinion Letter
EXHIBIT B	--	Form of Compliance Certificate
EXHIBIT C	--	Form of Assignment Agreement
EXHIBIT D	--	[Intentionally Omitted]
EXHIBIT E	--	Form of Promissory Note (if requested)
EXHIBIT F	--	List of Closing Documents
EXHIBIT G	--	Form of Guaranty
EXHIBIT H	--	Form of Assumption Letter
EXHIBIT I	--	Form of Commitment and Acceptance
1    Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. Bold/italicized documents to be prepared and/or provided by the Borrowers and/or Borrowers' counsel.
SCHEDULES

PRICING SCHEDULE
COMMITMENT SCHEDULE
SCHEDULE 2.2	Mandatory Cost
SCHEDULE 2.21	Transitional Letters of Credit
SCHEDULE 5.5	Certain Disclosures
SCHEDULE 5.8	Subsidiaries
SCHEDULE 5.16	Environmental Matters
SCHEDULE 6.11	Existing Indebtedness
SCHEDULE 6.13	Existing Liens

2.	Guaranty (the “Guaranty”) executed by each of the Subsidiaries of the Company identified on Appendix A attached hereto (the “Initial Guarantors”), in favor of the Administrative Agent.

3.
Notes executed by the Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.14 of the Credit Agreement (each a “Requesting Lender”) in the aggregate principal amount of each such Requesting Lender's Commitment under the Credit Agreement.

B.    CORPORATE DOCUMENTS

4.
Certificates of the Secretary or Assistant Secretary of the Company, each Borrower and each of the Initial Guarantors certifying (i) the Articles or Certificates of Incorporation or comparable charter documents of the Company, each such Borrower and each such Initial Guarantor (certified by the appropriate governmental officer in its jurisdiction of incorporation and attached thereto); (ii) the By-Laws or comparable governance documents (attached thereto) of the Company, each such Borrower and each such Initial Guarantor as in effect on the date of such certification, (iii) resolutions of the Board of Directors (or other similar governing body) of the Company, each such Borrower and each such Initial Guarantor authorizing, inter alia, the execution, delivery and performance of each document to which it is a party, and (iv) the names and true signatures of the incumbent officers of the Company, each such Borrower and each such Initial Guarantor authorized to sign the documents to which it is a party and, in the case of the Borrowers, authorized to request Advances under the Credit Agreement.

5.
Good Standing Certificate for the Company, each Borrower and each Initial Guarantor from the office of the appropriate governmental officer of their respective jurisdiction of incorporation and, if applicable, the office of the Secretary of State of Georgia.

D.    OPINION

6.	Legal opinion delivered by King & Spalding LLP, counsel of the Company, the Borrowers and the Initial Guarantors with respect to the Credit Agreement and the Guaranty.
E.    FINANCIAL INFORMATION

7.	Financial Condition Certificate delivered by the Company's chief financial officer, with appropriate supporting information attached.
F.     CLOSING CERTIFICATES AND MISCELLANEOUS

8.	Opening Compliance Certificate executed by an Authorized Officer of the Company, showing the calculations necessary to determine compliance with the Credit Agreement on the initial Borrowing Date.

9.	Officer's Certificate of the Company certifying that on the Closing Date and initial Borrowing Date (i)

no Default or Unmatured Default has occurred and is continuing, (ii) as of such date the representations and warranties of the Company contained in the Credit Agreement are true and correct in all material respects as of such date, and (iii) as of such date there has been no material adverse change in the business, property, financial condition or operations of the Company and its Subsidiaries taken as a whole since August 31, 2011.

10.
Officer's Certificate of the Company certifying that there exists no injunction or temporary restraining order which would prohibit the making of the initial Credit Extensions or any litigation seeking such injunction or restraining order.

11.	Payoff Letter in respect of Existing Credit Agreement.

APPENDIX A
Initial Guarantors

Company Name	Incorporated

ABL IP Holding LLC	Georgia

EXHIBIT G
FORM OF GUARANTY
GUARANTY
THIS GUARANTY (this “Guaranty”) is made as of January 31, 2012, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Company which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations (as defined below), under the Credit Agreement referred to below.
WITNESSETH:
WHEREAS, ACUITY BRANDS, INC., a Delaware corporation ( the “Company”), Acuity Brands Lighting, Inc. (“ABL”), the Subsidiary Borrowers from time to time parties thereto (and together with ABL, the “Borrowers”), the institutions from time to time parties hereto as Lenders, and JPMORGAN CHASE BANK, N.A., in its capacity as contractual representative (the “Administrative Agent”) for itself and the other Lenders, have entered into a certain Credit Agreement dated as of January 31, 2012 (as the same may be amended, restated, supplemented or otherwise modified, and as in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrowers;
WHEREAS, it is a condition precedent to the initial extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Company required to execute this Guaranty pursuant to Section 6.10 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all “Obligations” (as defined in the Credit Agreement), including, without limitation, all principal, interest, letter of credit reimbursement obligations and other amounts that shall be at any time payable by the Company and the Borrowers under the Credit Agreement and the other Loan Documents; and
WHEREAS, in consideration of the direct and indirect financial and other support that one or more of the Borrowers has provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the obligations of the Company and the Borrowers under the Credit Agreement and the other Loan Documents;
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.
SECTION 2.Representations, Warranties and Covenants. Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed at the time of the making, conversion or continuation of any Loan or issuance of any Facility LC) that:
(A)It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such standing or authority could not reasonably be expected to have a Material Adverse Effect.

(B)It (to the extent applicable) has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.
(C)Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or its articles or certificate of incorporation, limited liability company or partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.
In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Guaranteed Obligations shall remain unpaid, it will, and, if necessary, will enable the Borrowers to, fully comply with those covenants and agreements of the Borrowers applicable to such Guarantor set forth in the Credit Agreement.
SECTION 3.The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Advance made to any of the Borrowers pursuant to the Credit Agreement, (ii) any Reimbursement Obligations of the Borrowers, (iii) all Swap Obligations, and (iv) all Banking Services Obligations, and (v) all other amounts payable by any of the Borrowers or any of their Subsidiaries under the Credit Agreement and the other Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations”). Upon failure by any Borrower or any of their respective Affiliates, as applicable, to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay such amount at the place and in the manner specified in the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.
SECTION 4.Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(A)any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
(B)any modification or amendment of or supplement to the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;
(C)any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;
(D)any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of any Borrower or any other guarantor of any of the Guaranteed Obligations;
(E)the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(F)the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations;
(G)the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;
(H)the election by, or on behalf of, any one or more of the Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
(I)any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
(J)the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Holders of Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;
(K)the failure of any other Guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or
(L)any other act or omission to act or delay of any kind by any Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable defense to, or discharge of, any Guarantor's obligations hereunder except as provided in Section 5.
SECTION 5.Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each of the Guarantors' obligations hereunder shall remain in full force and effect until all Guaranteed Obligations (other than contingent indemnity obligations) shall have been paid in full in cash and the Commitments and all Facility LCs issued under the Credit Agreement shall have terminated, expired or been cash collateralized on terms and conditions reasonably satisfactory to the Administrative Agent and the applicable LC Issuer. If at any time any payment of the principal of or interest on any Advance, any Reimbursement Obligation or any other amount payable by any Borrower or any other party under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each of the Guarantors' obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.
SECTION 6.General Waivers; Additional Waivers.
(A)General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.
(B)Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:
(i)any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;
(ii)(a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor's right to make inquiry of Administrative Agent and Holders of Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the Company or any Borrower or of any other fact that might increase such Guarantor's risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;
(iii)its right, if any, to require the Administrative Agent and the other Holders of Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Obligations has or may have against, the other Guarantors or any third party, or against any Pledged Equity provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;
(iv) (a) any rights to assert against the Administrative Agent and the other Holders of Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the

Administrative Agent's and the other Holders of Obligations' rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Obligations of the Guaranteed Obligations; any discharge of the other Guarantors' obligations to the Administrative Agent and the other Holders of Obligations by operation of law as a result of the Administrative Agent's and the other Holders of Obligations' intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor's liability hereunder; and
(v)any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Obligations; or (b) any election by the Administrative Agent and the other Holders of Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.
SECTION 7.Subordination of Subrogation; Subordination of Intercompany Indebtedness.
(A)Subordination of Subrogation. Until the Guaranteed Obligations have been indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Obligations, LC Issuers or the Administrative Agent now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Obligations, the LC Issuers and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrowers to the Holders of Obligations or LC Issuers. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Obligations and shall not limit or otherwise affect such Guarantor's liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).
(B)Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against either any Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, and not in contravention of the foregoing, so long as no Default is continuing the Guarantors may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness to the extent otherwise permitted under the Credit Agreement. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Swap Agreement or any Banking Services Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold (other than in an transaction permitted under the Credit Agreement), then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document among any of the Borrowers and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among any of the Borrowers and the Holders of Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent or any other transferee that agrees to be bound by the terms of this Guaranty in writing (in form and substance acceptable to the Administrative Agent)) any claim any such Guarantor has or may have against any Obligor.
SECTION 8.Contribution with Respect to Guaranteed Obligations.
(A)To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor's “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Credit Agreement, the Swap Agreements and the Banking Services Agreements, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(B)As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
(C)This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.
(E)The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Credit Agreement, the Swap Agreements and the Banking Services Agreements.
SECTION 9.Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor's obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 10.Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrowers under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.
SECTION 11.Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article XIV of the Credit Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor at the address set forth below or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article XIV.
Notice Address for Guarantors:
c/o Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309-7694
Attention: Mr. Dan Smith
Phone:     404-853-1423
Fax: 404-853-1330
E-mail: dan.smith@acuitybrands.com
with a copy to:
Acuity Brands Lighting, Inc.
One Lithonia Way
Conyers, Georgia 30012
Attention: Mr. Barry R. Goldman
Phone:     770-860-3545
Fax: 770-785-9511
E-mail: barry.goldman@acuitybrands.com
SECTION 12.No Waivers. No failure or delay by the Administrative Agent or any other Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 13.Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Obligations and their respective successors and permitted assigns, provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 13 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.
SECTION 14.Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.
SECTION 15.GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
SECTION 16.CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.
(A) CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(B) WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
SECTION 17.No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.
SECTION 18.Taxes, Expenses of Enforcement, Etc.
(A) Taxes. Section 3.5 of the Credit Agreement shall be applicable, mutatis mutandis, to all payments required to be made by any Guarantor under this Guaranty.

(B) Expenses of Enforcement, Etc. The Guarantors agree to reimburse the Administrative Agent and the Holders of Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrative Agent and the Holders of Obligations, which attorneys may be employees of the Administrative Agent or the Holders of Obligations) paid or incurred by the Administrative Agent or any Holders of Obligation in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty. The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the Holders of Obligations on a pro rata basis for application in accordance with the terms of the Credit Agreement. Notwithstanding anything herein or in any other Loan Document to the contrary, any and all provisions in this Guaranty or in any other Loan Document that obligates any Guarantor to pay the attorney's fees or expenses of another Person shall be deemed to obligate such Guarantor to pay the actual and reasonable attorney's fees and expenses of such Person and such fees and expenses shall be calculated without giving effect to any statutory presumptions as to the reasonableness or the amount thereof that may apply under applicable law.
SECTION 19.Setoff. During the continuation of a Default, each Holder of Obligations (including the Administrative Agent) may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations (including the Administrative Agent) or any of their respective affiliates.
SECTION 20.Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrowers and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.
SECTION 21.Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
SECTION 22.Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations (including the Administrative Agent).
SECTION 23.Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.
SECTION 24.Release of Guarantors. The obligations of any Guarantor under this Guaranty shall automatically terminate in accordance with Section 11.15 of the Credit Agreement.
REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, the Initial Guarantors have caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

ABL IP HOLDING LLC

By:
Name:
Title:

Acknowledged and Agreed
as of the date first written above:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Guaranty

ANNEX I TO GUARANTY
Reference is hereby made to the Guaranty (the “Guaranty”) made as of January 31, 2012, by and among [__________] (the “Initial Guarantors” and along with any additional Subsidiaries of the Company, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [_______________] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all material respects as of the date hereof.
IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [_______________] [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, ____.
[NAME OF NEW GUARANTOR]
By:____________________________________
Title:__________________________________

Signature Page to Guaranty

EXHIBIT H
FORM OF ASSUMPTION LETTER
Form of Assumption Letter
_____________, 20__
To the Administrative Agent and the Lenders party to the
Credit Agreement referred
to below
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of January 31, 2012 by and among Acuity Brands, Inc., the Subsidiary Borrowers from time to time parties thereto, the financial institutions from time to time parties thereto as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as contractual representative for itself and the other Lenders (the “Administrative Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and used herein are used herein as defined therein.
The undersigned, ______________ (the “Subsidiary”), a __________ [corporation], wishes to become a “Subsidiary Borrower” under the Credit Agreement, and accordingly hereby agrees that from the date hereof it shall become a “Subsidiary Borrower” under the Credit Agreement and agrees that from the date hereof and until the payment in full of the principal of and interest on all Advances made to it under the Credit Agreement and performance of all of its other obligations thereunder, and termination hereunder of its status as a “Subsidiary Borrower” as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a “Borrower” or a “Subsidiary Borrower.” Without limiting the generality of the foregoing, the Subsidiary hereby represents and warrants that it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof. In addition, the Subsidiary hereby authorizes each of the other Borrowers to act on its behalf as and to the extent provided for in Article II of the Credit Agreement in connection with the selection of Types and Interest Periods for Advances and the conversion and continuation of Advances.
The Subsidiary further represents and warrants:
(A)Existence and Standing. Such Subsidiary is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such standing or authority could not reasonably be expected to have a Material Adverse Effect.
(B)Authorization and Validity. Such Subsidiary (to the extent applicable) has the power and authority and legal right to execute and deliver the this Assumption Letter and the other Loan Documents to which it is a party and to perform its obligations thereunder or which have been filed by it as required by the Credit Agreement. The execution and delivery by such Subsidiary of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such entity is a party constitute legal, valid and binding obligations of such entity enforceable against such entity in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

(C)No Conflict; Government Consent. Neither the execution and delivery by such Subsidiary of the Loan Documents, nor the consummation of the other transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Subsidiary or (ii) such Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the property of such Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Subsidiary, is required to be obtained by such Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under the Credit Agreement, the payment and performance by such Subsidiary of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
So long as the principal of and interest on all Advances made to the Subsidiary under the Credit Agreement shall have been repaid or paid in full, all Facility LCs issued for the account of the Subsidiary have expired or been returned and terminated and all other Obligations of the Subsidiary (other than continent indemnity obligations) under the Credit Agreement shall have been fully performed, the Company may, by not less than five (5) Business Days' prior notice to the Administrative Agent (who shall promptly notify the Lenders thereof) terminate its status as a “Subsidiary Borrower” or “Borrower”, and such Subsidiary shall be released from any future liability (other than contingent indemnity obligations) as a “Subsidiary Borrower” or “Borrower” under the Credit Agreement and the other Loan Documents.
CHOICE OF LAW. THIS ASSUMPTION LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Assumption Letter as of the date and year first above written.
[Name of Subsidiary Borrower]
By:
Title:
Address for Notices under the Credit Agreement:
Consented to:

ACUITY BRANDS, INC.

By:
Name:
Title:

3
EXHIBIT I
FORM OF COMMITMENT AND ACCEPTANCE
Form of Commitment and Acceptance
Dated [_______]
Reference is made to the Credit Agreement, dated as of January 31, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Acuity Brands, Inc., a Delaware corporation (the “Company”), Acuity Brands Lighting, Inc., a Delaware corporation (“ABL”), the Subsidiary Borrowers from time to time parties thereto (together with ABL, the “Borrowers”), the institutions from time to time parties thereto as lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as contractual representative capacity (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
Pursuant to Section 2.24 of the Credit Agreement, the Borrowers have requested an increase in the Aggregate Commitment from $______________ to $_____________. Such increase in the Aggregate Commitment is to become effective on the date (the “Effective Date”) which is the later of (i) _________, ____ and (ii) the date on which the conditions precedent set forth in Section 2.24 in respect of such increase have been satisfied. In connection with such requested increase in the Aggregate Commitment, the Borrowers, the Administrative Agent and _________________ (the “Accepting Bank”) hereby agree as follows:
1.Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $_________ to the] amount set forth opposite the Accepting Bank's name on the signature page hereof.
2.[The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]
3.The Borrowers hereby represent and warrant that as of the date hereof and as of the Effective Date, (a) all representations and warranties shall be true and correct in all material respects as though made on such date and (b) no event shall have occurred and then be continuing which constitutes a Default or an Unmatured Default.
4.THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
5.This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[BORROWERS]
By: _______________________
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

COMMITMENT                ACCEPTING BANK

$                        [BANK]
By: _______________________
Title:

Reaffirmations of Guarantors
Each of the undersigned hereby acknowledges receipt of the foregoing Commitment and Acceptance. Capitalized terms used in this Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement referred to in the foregoing Commitment and Acceptance. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, the undersigned reaffirms the terms and conditions of the Guaranty dated as of January 31, 2012 executed by it and acknowledges and agrees that such Guaranty and each and every other Loan Document executed by the undersigned in connection with the Credit Agreement remain in full force and effect and are hereby ratified, reaffirmed and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so amended by the Commitment and Acceptance and as the same may from time to time hereafter be amended, modified or restated. The failure of any Guarantor to sign this Reaffirmation shall not release, discharge or otherwise affect the obligations of any of the Guarantors hereunder or under the Guaranty.
[GUARANTORS]
By: ____________________________
Its: ____________________

PRICING SCHEDULE

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Applicable Margin (Eurocurrency Advances)	1.075%	1.175%	1.275%	1.375%	1.45%	1.65%
Applicable Margin (ABR Advances)	0.075%	0.175%	0.275%	0.375%	0.45%	0.65%
Applicable Facility Fee Rate	0.175%	0.2%	0.225%	0.25%	0.3%	0.35%
The Applicable Margin and Applicable Facility Fee Rate shall be determined in accordance with the foregoing table based on the Company's Leverage Ratio as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Facility Fee Rate shall be effective as of the fifth (5th) Business Day following the date the Administrative Agent has received the applicable Financials. If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1(i) or 6.1(ii), as applicable, then the adjustment to the Applicable Margin and Applicable Facility Fee Rate shall be the highest adjustment to the Applicable Margin and Applicable Facility Fee Rate set forth in the foregoing table until the fifth (5th) Business Day following the date such Financials are so delivered.
Notwithstanding anything herein to the contrary, from the Closing Date to but not including the fifth (5th) Business Day following the date the Administrative Agent has received the Financials for the period ending on or about May 31, 2012, the Applicable Margin and Applicable Facility Fee Rate shall be determined based upon Level III Status (unless such Financials demonstrate that Level IV, V or VI Status should have been applicable during such period, in which case such other Status shall be deemed to be applicable during such period).
For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(i) or 6.1(ii), respectively.
“Level I Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.00 to 1.00.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.50 to 1.00.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) Leverage Ratio is less than or equal to 2.00 to 1.00.
“Level IV Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) Leverage Ratio is less than or equal to 2.50 to 1.00.
“Level V Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) Leverage Ratio is less than or equal to 3.00 to 1.00.
“Level VI Status” exists at any date if, on such date, the Company has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

COMMITMENT SCHEDULE

LENDER	COMMITMENT
JPMorgan Chase Bank, N.A.	$47,500,000
Wells Fargo Bank, National Association	$47,500,000
Bank of America, N.A.	$35,000,000
Branch Banking & Trust Company	$35,000,000
KeyBank National Association	$35,000,000
U.S. Bank National Association	$25,000,000
RBC Bank (USA)	$25,000,000
AGGREGATE COMMITMENT	$250,000,000

SCHEDULE 2.2
MANDATORY COST

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders' Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

AB+C(B-D)+E x 0.01	per cent. per annum
100-(A-C)

(b)	in relation to a Loan in any currency other than Pounds Sterling:

E+0.01	per cent. per annum
300
Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the

Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)
“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.2 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 2.21 – Transitional Letters of Credit
See Schedule 2.21-A attached.

Schedule 2.21-A
Transitional Letters of Credit

Issuer	LOC#	Applicant	Beneficiary	Purpose	Amount	Effective / Renewal Date	Expiration Date	Evergreen Clause (Renewal)	Notification Date

JPMorgan/Bank One	LC #634899	Acuity Brands, Inc.	National Union Fire (AIG)	Secures payment of deductible requirements for insured portion of casualty insurance program	5,510,000	11/31/11	11/13/2012	1-Year	10/13/2012

Wells Fargo/Wachovia	SM205916W	Acuity Brands, Inc. and self-insured subsidiaries and affiliates, if any	Georgia Self-Insurers Guaranty	Secures payment of workers Comp	690,000	11/24/2011	11/24/2012	1-Year	10/24/2012

JPMorgan/Bank One	CPCS-915278	Acuity Brands Lighting, Inc.	Neonlite Electronic and Lighting (H.K.) Limited	Secures AP payment	3,000,000	03/28/11	03/21/12

					9,200,000

Schedule 5.5 – Certain Disclosures
None.

Schedule 5.8 – Subsidiaries
See Schedule 5.8-A attached.

Schedule 5.8A
Legal Organizational Chart
January 31, 2012
Acuity Brands, Inc. (Delaware)

•	ABL IP Holding LLC (Georgia)

•	Acuity Brands Technology (Delaware)

•	Acuity Brands Insurance Ltd. (Bermuda)

•	Acuity Brands Lighting, Inc. (Delaware)

◦	Luxfab Limited (United Kingdom)

▪	Holophane Europe Ltd. (United Kingdom)

▪	Holophane Lighting Ltd. (United Kingdom)

▪	Holophane Lichttechnik GmBH (Germany)

▪	Holophane Alumbrado Iberica, S.L. (Spain)

•	C&G Carandini (Spain)

◦	Acuity Brands Lighting Canada, Inc.

▪	Pathway Connectivity, Inc.

◦	HSA Acquisition Corporation (Ohio)

▪	ID Limited (Isle of Man)

•	Holophane S.A. de C.V. (Mexico) Ownership: 1.9% ID Limited and 98.1% HSA Acquisition Corporation

◦	Acuity Brands Lighting (Hong Kong) Ltd.

▪	Acuity Trading (Shanghai) Co. Ltd.

◦	Castlight de Mexico, S.A. de C.V. (Mexico)

◦	Acuity Mexico Holdings, LLC (Delaware)

◦	Acuity Brands Lighting de Mexico, S. de R.L. de C.V. (Mexico) Ownership: 52.6% Acuity Brands Lighting, Inc. and 47.4 % Acuity Mexico Holdings LLC

A Ownership: 1.9% ID Limited and 98.1% HSA Acquisition Corporation
B Ownership: 52.6% Acuity Brands Lighting, Inc. and 47.4 % Acuity Mexico Holdings LLC

SCHEDULE 5.8A
ACUITY BRANDS, INC. AND SUBSIDIARIES
As of January 31, 2012

Company Name	State/Country of Incorporation	Date of Incorporation	US Tax ID Number	Foreign Tax ID Number
Acuity Brands, Inc. 1170 Peachtree Street, N.E. Suite 2400 Atlanta, GA 30309-7676	Delaware	June 27, 2001	58-2632672
Acuity Brands Lighting, Inc. (formerly Acuity Lighting Group, Inc.) 1400 Lester Road Conyers, GA 30012	Delaware	July 3, 2001	58-2633371
ABL IP Holding, LLC 1170 Peachtree Street, N.E. Suite 2400 Atlanta, GA 30309-7676	Georgia	September 20, 2007	58-2632672
Acuity Brands Lighting (Hong Kong) Limited	Hong Kong, China	January 12, 2006
Acuity Brands Technology Services, Inc. 1170 Peachtree Street, N.E. Suite 2400 Atlanta, GA 30309-7676	Delaware	January 2, 2004	31-1832408
Acuity Brands Insurance (Bermuda) Ltd.	Bermuda	February 14, 1990		98-0230326
Acuity Mexico Holdings, LLC (formerly NSI Leasing, Inc.)	Delaware	Converted June 30, 2006 (Orig. Inc. on October 26, 1994)	20-5178930 Former: 58-2136874
Acuity Brands Lighting Canada, Inc. (formerly Holophane Canada Inc.) 9040 Leslie Street Unit 10 Richmond Hill, ON L4B 3M4	Ontario, Canada	June 20, 1989
Acuity Brands Lighting de Mexico, s. de R.L. de C.V. (formerly Productos Lithonia Lighting de Mexico S.A. de C.V.)	Mexico	Converted as of August 23, 2006 (Orig. Inc. on October 20, 1994)	98-0506721	ABL941020S81
Acuity Trading (Shanghai) Co. Ltd.	Shanghai, China	March 6, 2007 (Bus. License Issued)
C&G Carandini S.A.	Spain	December 30, 1926
Castlight de Mexico, S.A. de C.V.	Mexico	September 11, 1990
Holophane SA de CV	Mexico	September 11, 1990
Holophane Europe Ltd.	United Kingdom	March 29, 1965		3702370015907
Holophane Lichttechnik GmbH	Germany	January 5, 1996		HRB 32909
Holophane Alumbrado Iberica SL	Spain	May 6, 1999
HSA Acquisition Corporation	Ohio	May 29, 1998	31-1600314
ID Limited	Isle of Man	March 11, 1980
LuxFab Limited	United Kingdom	February 28, 1989		3704370016439
Pathway Connectivity, Inc.	Alberta, Canada	May 7, 1985
Holophane Lighting Ltd. (Inactive)	United Kingdom	December 12, 1998	(INACTIVE)

Schedule 5.16 – Environmental
None.

Schedule 6.11 – Existing Indebtedness
See Schedule 6.11-A attached.

Schedule 6.11-A
Existing Indebtedness and Letters of Credit

($ Millions)	Outstanding Debt and Letters of Credit Obligations at 01/31/2012

Aggregrate principal amount of intercompany indebtedness from the Company or any Guarantor to any Subsidiary that is not a Guarantor	$—
6% Senior Unsecured Public Notes due December 2019, net of unamortized discount of $0.6	$349.4
Industrial Revenue Bond, Crawfordsville, IN due 2021	$4.0
Letter of Credit issued outside revolving credit facility to support IRB	$4.2

$357.6

Schedule 6.13 – Existing Liens
None.